EXHIBIT 10.32

LOAN AGREEMENT

by and between

IIT BALTIMORE – BRANDON WOODS I LLC,

as Borrower

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lender

Dated as of: December 30, 2010

Property Location: 7603 Energy Parkway, Anne Arundel County, Baltimore, Maryland

Document Prepared By:

Cadwalader, Wickersham & Taft LLP

227 West Trade Street

Charlotte, North Carolina 28202

Attention: James P. Carroll, Esq.

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7.16	QUALIFICATION, NAME; EXISTENCE	19
7.17	ALTERATIONS	19
7.18	COMPLIANCE WITH PATRIOT ACT	19
7.19	ACCESS TO PROPERTY	20
7.20	NOTICE OF DEFAULT	20
7.21	COOPERATE IN LEGAL PROCEEDINGS	20
7.22	PERFORMANCE BY BORROWER	20
7.23	ESTOPPEL CERTIFICATES	20
7.24	ADVISOR	21
7.25	NO JOINT ASSESSMENT	21
7.26	REA COVENANTS	21
7.27	DEFERRED MAINTENANCE	21

ARTICLE 8. FINANCIAL COVENANTS		22

8.1	STATEMENTS REQUIRED	22
8.2	FORM; WARRANTY	22
8.3	CHARGE FOR LATE DELIVERY	23

ARTICLE 9. DEFAULTS AND REMEDIES		23

9.1	DEFAULT	23
9.2	ACCELERATION	24
9.3	RIGHTS AND REMEDIES	24

ARTICLE 10. NO PREPAYMENT - DEFEASANCE ONLY		24

ARTICLE 11. DEFEASANCE - FULL OR PARTIAL		26

ARTICLE 12. INSURANCE		29

12.1	REQUIRED INSURANCE	29
12.2	ADDITIONAL INSURANCE	31
12.3	POLICY REQUIREMENTS	32
12.4	MAINTENANCE OF INSURANCE	32
12.5	TERRORISM COVERAGE	33
12.6	CERTAIN RIGHTS OF LENDER	33
12.7	CASUALTY AND CONDEMNATION; RESTORATION PROCEEDS	34
12.8	RESTORATION	35
12.9	DISBURSEMENT	36

ARTICLE 13. INDEMNITY		36

13.1	INDEMNITY	36
13.2	DUTY TO DEFEND, LEGAL FEES AND OTHER FEES AND EXPENSES	37
13.3	MORTGAGE AND INTANGIBLE TAX INDEMNIFICATION	37
13.4	ERISA INDEMNIFICATION	37
13.5	SPECIAL SERVICING	38

ARTICLE 14. TRANSFER		38

14.1	TRANSFER OF PROPERTY; ASSUMPTION OF LOAN	38

ARTICLE 15. DUE ON SALE/ENCUMBRANCE		39

15.1	DUE ON SALE/ENCUMBRANCE	39

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ARTICLE 16. MISCELLANEOUS PROVISIONS		41

16.1	FORM OF DOCUMENTS	41
16.2	NO THIRD PARTIES BENEFITED	41
16.3	NOTICES	41
16.4	ONGOING CREDIT AUTHORIZATION	42
16.5	ATTORNEY-IN-FACT	42
16.6	ACTIONS	42
16.7	RIGHT OF CONTEST	42
16.8	RELATIONSHIP OF PARTIES	42
16.9	DELAY OUTSIDE LENDER’S CONTROL	42
16.10	ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT	43
16.11	IMMEDIATELY AVAILABLE FUNDS	43
16.12	LOAN SALES AND LOAN PARTICIPATIONS; DISCLOSURE OF INFORMATION	43
16.13	LENDER’S AGENTS	44
16.14	AUTHORIZATION TO FILE FINANCING STATEMENTS	45
16.15	TAX SERVICE	45
16.16	ADVERTISING	45
16.17	COMMERCIAL LOAN	45
16.18	DISBURSEMENT OF LOAN PROCEEDS; LIMITATION OF LIABILITY	45
16.19	SEVERABILITY	46
16.20	INTENTIONALLY OMITTED	46
16.21	HEADINGS	46
16.22	SUCCESSORS AND ASSIGNS; JOINT AND SEVERAL LIABILITY	46
16.23	GOVERNING LAW; JURISDICTION	46
16.24	WAIVER OF RIGHT TO TRIAL BY JURY	47
16.25	INTEGRATION; INTERPRETATION	48
16.26	COUNTERPARTS	48
16.27	AMENDMENTS	48
16.28	CONSENTS AND APPROVALS; CONSTRUCTION	48
16.29	BRING DOWN OF REPRESENTATIONS; SURVIVAL OF WARRANTIES; CUMULATIVE	48
16.30	INTENTIONALLY OMITTED	48
16.31	INTENTIONALLY OMITTED	48
16.32	INTENTIONALLY OMITTED	48
16.33	EXHIBITS; SCHEDULES	48
16.34	CONFLICT	48
16.35	SECURITIZATION INDEMNIFICATION	49
16.36	BORROWER WAIVERS	52
16.37	REMEDIES OF BORROWER	52

EXHIBITS AND SCHEDULES

Exhibit A	–	Definitions
Exhibit B	–	Property/Legal Description/Address/Information
Exhibit C	–	List of Loan Documents and Closing Documents
Exhibit D	–	Litigation Disclosures
Exhibit E	–	Additional Impounds
Exhibit E.1	–	List of Work
Exhibit G	–	Additional Insurance Provisions
Exhibit H	–	Declaration of Easement
Schedule 5.1(v)		Description of REA’s

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LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made and entered into December 30, 2010, by and between IIT BALTIMORE – BRANDON WOODS I LLC, a Delaware limited liability company ( “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, together with its successors and assigns ( “Lender”).

R E C I T A L S

Borrower desires to borrow from Lender, and Lender agrees to loan to Borrower, the amounts described below pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, Borrower and Lender agree as follows:

ARTICLE 1. DEFINITIONS

1.1	DEFINED TERMS.

Unless otherwise defined in the text of this Agreement, the capitalized terms generally used in this Agreement shall have the meanings defined or referenced in Exhibit A attached hereto and incorporated herein for all purposes.

ARTICLE 2. LOAN; LOAN DOCUMENTS; SECURITY

2.1	LOAN.

Subject to the terms of this Agreement, Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender, the maximum principal sum of NINE MILLION AND 00/100THS DOLLARS ($9,000,000.00) shall be evidenced by the Note. The Loan shall be secured by the security interests and liens granted pursuant to certain of the Security Documents as more particularly set forth therein. Interest shall accrue, and be payable, in respect of the Loan as provided herein below.

2.2	INTEREST; PAYMENTS.

(a)	Interest Accrual. Interest on the outstanding principal balance of the Note shall accrue from the Disbursement Date at the Note Rate calculated on an Actual/360 Basis.

(b)

Payments. Monthly payments of interest only (“I/O Payment Amount”), shall commence on the First I/O Due Date and shall continue on each Due Date thereafter until January 1, 2012. Thereafter, beginning with the First P&I Due Date, Borrower shall commence monthly payments, each in the P&I Payment Amount, and shall continue such payments each Due Date thereafter. In addition, if the Disbursement Date is not the first (1st) day of a calendar month, an interest-only payment pursuant to subsection (a) above shall be due on the Disbursement Date for interest due from and including the Disbursement Date to the last day of the month ending prior to the First I/O Due Date. On the Maturity Date, all unpaid principal and accrued but unpaid interest shall be due and payable in full. All interest shall be paid in arrears. Except as otherwise specifically provided in this Agreement or the other Loan Documents, all payments and deposits due under the Note or the other Loan Documents shall be made to Lender not later than 2:00 p.m., California time, on the day on which such payment or deposit is due. Any funds received by Lender after such time shall, for all purposes, be deemed to have been received on the next succeeding Business Day.

(c)	Acknowledgments. Borrower acknowledges that the P&I Payment Amount was determined using a 30/360 Basis despite the fact that interest on the Note accrues on an Actual /360 Basis. Interest calculated on an Actual/360 Basis exceeds interest calculated on a 30/360 Basis and, therefore: (a) a greater portion of each monthly installment of principal and interest will be applied to interest using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis; and (b) the unpaid principal balance of the Note on the Maturity Date will be greater using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis.

(d)	Application of Payments. All payments paid by Borrower to Lender in connection with the obligations of Borrower under this Agreement and under the other Loan Documents shall be applied in the order of priority as set forth in the Cash Management Agreement. The P&I Payment Amount shall be applied (a) first, to accrued but unpaid interest on the Note; and (b) second, to the unpaid principal balance of the Note. Borrower irrevocably waives the right to direct the application of any payments at any time received by Lender from or on behalf of Borrower, and during the continuance of a Default, Borrower agrees that Lender shall have the continuing exclusive right to apply any payments to the then due and owing obligations of Borrower in such order of priority as Lender may deem advisable.

2.3	LATE CHARGE; DEFAULT RATE.

(a)	Late Charge. If all or any portion of any payment (including, without limitation, any payment of any interest, the I/O Payment Amount, the P&I Payment Amount, Impounds or other deposit(s)) required hereunder (other than the payment due on the Maturity Date) is not paid or deposited on or before the day on which the payment is due, Borrower shall pay a late or collection charge, as liquidated damages, equal to four percent (4%) of the amount of such unpaid payment (herein called “Late Charge”). If all or any portion of the payment due on the Maturity Date is paid after the Maturity Date and on a date which is not the first (1st) day of a calendar month, Borrower shall pay a late or collection charge, as liquidated damages, equal to the interest which would have accrued on such amount during the period commencing on the date payment of such amount is actually made and ending on the last day of the calendar month in which payment of such amount is actually made. Borrower acknowledges that Lender will incur additional expenses as a result of any late payments or deposits hereunder, which expenses would be impracticable to quantify, and that Borrower’s payments under this Section 2.3 are a reasonable estimate of such expenses.

(b)	Default Rate. Commencing upon a Default and continuing until such Default shall have been cured by Borrower, all sums owing on the Loan shall bear interest at the Default Rate.

2.4	MAXIMUM RATE PERMITTED BY LAW.

Neither this Agreement, the Note nor any of the other Loan Documents shall be construed to require the payment or permit the collection of any interest or any late payment charge in excess of the maximum rate permitted by law. If any such excess interest or late payment charge is provided for under this Agreement, the Note or any of the other Loan Documents or if this Agreement, the Note or any of the other Loan Documents shall be adjudicated to provide for such excess, Borrower shall not be obligated to pay such excess notwithstanding any other provision of the Loan Documents. If Lender shall collect amounts which are deemed to constitute interest and which would increase the effective interest rate to a rate in excess of the maximum rate permitted by applicable law, all such amounts deemed to constitute interest in excess of the maximum legal rate shall, upon such determination, at the option of Lender, be returned to Borrower or credited against the outstanding principal balance of the Loan.

2.5	LOAN DOCUMENTS.

Borrower shall deliver to Lender concurrently with this Agreement each of the Loan Documents, properly executed and in recordable form, as applicable.

2.6	SECURITY.

The Loan and all obligations of Borrower arising hereunder and under the other Loan Documents shall be secured by (i) the Mortgage creating a senior priority lien on the Property and the Collateral, (ii) the other Loan Documents and any security interests and liens created thereby, and (iii) the Impounds established pursuant to this Agreement. Notwithstanding the foregoing or anything contained in this Agreement or the other Loan Documents to the contrary, it is expressly understood and acknowledged by the parties hereto that neither the Guaranty nor the Hazardous Materials Indemnity Agreement shall constitute security for the Loan.

ARTICLE 3. BORROWER’S LIABILITY

3.1	BORROWER’S LIABILITY.

(a)	Limitation. Except as otherwise provided in this Article 3, Lender’s recovery against Borrower under this Agreement and the other Loan Documents shall be limited solely to the Property and the Collateral. Notwithstanding the foregoing, if, by June 30, 2011, Borrower has not satisfied the Roof Obligations (evidence of such satisfaction to be delivered no later than thirty (30) days after June 30, 2011, provided, however, that in the event Lender engages its own inspection of the roof, such inspection need not be completed in such thirty (30) day time period) then from and after such time Borrower shall be fully and personally liable for the payment and performance of all obligations set forth in this Agreement and the other Loan Documents, including the payment of all principal, interest and other amounts due under the Note until such time as the Roof Obligations have been satisfied.

(b)

Exceptions; Limited Liability. Nothing contained in this Article 3 or elsewhere in this Agreement or the other Loan Documents, however, shall limit in any way the personal liability of Borrower owed to Lender for any Losses (defined below) incurred by Lender with respect to any of the following matters: (i) fraud or intentional or willful material misrepresentation by Borrower or Guarantor, or any Affiliate of Borrower or Guarantor under the control of Borrower or Guarantor, respectively; (ii) commission of a criminal act by Borrower, Guarantor, or any Affiliate of Borrower or Guarantor under the control of Borrower or Guarantor, respectively, which results in a forfeiture of the Property; (iii) material intentional physical waste of the Property or the Collateral; (iv) failure to pay property or other taxes, assessments assessed against the Property or charges which could become Liens on the Property (other than (x) amounts paid to Lender for taxes, assessments or charges pursuant to Impounds and where Lender elects (during the continuance of a Default or otherwise) not to apply such funds toward payment of the taxes, assessments or charges owed or (y) taxes, assessments or charges owed that are contested strictly in accordance with the terms of the Loan Documents) to the extent that the revenue from the Property is sufficient to pay such amount; (v) failure to maintain insurance as required by this Agreement to the extent that the revenue from the Property is sufficient to pay the Insurance Premiums relating thereto; (vi) failure to deliver any insurance or condemnation proceeds or awards or any security deposits received by Borrower to Lender or to otherwise apply such sums as required under the terms of the Loan Documents or any other instrument now or hereafter securing the Loan; (vii) failure to apply any rents, royalties, accounts, revenues, income, issues and profits which are collected or received by Borrower during the period of any Default or after acceleration of the indebtedness and other sums owing under the Loan Documents to the payment of either (A) such indebtedness or other sums due Lender or (B) the normal and necessary operating expenses of the Property; (viii) any breach by Borrower of any covenant in this Agreement or in the Mortgage regarding Hazardous Materials or in any indemnity or other agreement regarding Hazardous Materials executed by Borrower in favor of Lender in connection with the Loan (including, without limitation, the Hazardous Materials Indemnity Agreement), or any representation or warranty of Borrower regarding Hazardous Materials contained therein proving to have been untrue in any material respect when made; (ix) any transfer taxes (or similar fees or taxes) incurred in connection with a transfer of the Property resulting from a foreclosure of the Mortgage or a deed-in-lieu of foreclosure of the Property; (x) Borrower’s failure to comply with the provisions of Sections 5.2 (to the extent such failure to comply in itself, or in the aggregate with other violations of Section 5.2 results in the substantive consolidation of Borrower) or Section 16.35 of this Agreement; (xi) Borrower’s or Guarantor’s failure to satisfy the Indemnification Obligations (as defined in the Lockbox Agreement) pursuant to the terms of the Lockbox Agreement; (xii) Borrower’s failure to deliver the Letter of Credit Assignment, if any, in accordance with the terms of Section 7.4(g) of this Agreement; (xiii) Borrower’s failure to timely make any payment to Commerce pursuant to the terms of Section 8.2 of the Commerce Lease, including but not limited to, Section 8.2(f) as modified by that certain First Amendment to Commerce Lease dated November 30, 2004, for reimbursement of capital improvements made at the Property by Commerce, including but not limited to any replacement or improvements to the HVAC system; or (xiv) any outstanding defaults, obligations or liabilities of Borrower relating to the roof of the building and the replacement of the roof as disclosed by Commerce in the Roof Estoppel. The term “Losses” as used herein shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities and any impairment of Lender’s security for the Loan), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including, but not limited to, reasonable legal fees and other costs of defense).

(c)	Exceptions; Full Recourse. Notwithstanding the foregoing, or anything to the contrary contained in this Agreement or the other Loan Documents, the limitation on recourse set forth in Article 3.1(a) and (b) above shall be null and void and completely inapplicable, and Borrower shall be fully and personally liable for the payment and performance of all obligations set forth in this Agreement and the other Loan Documents, including the payment of all principal, interest and other amounts under the Note, (i) in the event the Property or the Collateral shall become an asset in (x) a voluntary bankruptcy or insolvency proceeding or other voluntary Material Action, or (y) an involuntary bankruptcy or insolvency proceeding or other involuntary Material Action, which, in either case, is consented to or colluded by Borrower, Guarantor, or an Affiliate of Borrower, or Guarantor controlled by Borrower or Guarantor, respectively, or filed by Borrower or Guarantor or an Affiliate of Borrower or Guarantor controlled by Borrower or Guarantor, respectively, and which is not dismissed within ninety (90) days of filing; or (ii) in the event of a Default resulting from a Prohibited Property Transfer or a Prohibited Equity Transfer (excluding, however, any default under, or violation of, the terms of Section 7.4 of this Agreement).

(d)	No Waiver, Release or Impairment. Nothing contained in this Article 3 shall be deemed to waive, release, affect or impair the indebtedness evidenced by the Loan Documents or the obligations of Borrower under the Loan Documents, or the liens and security interests created by the Loan Documents, or Lender’s rights to enforce its rights and remedies under the Loan Documents and under any guaranty or indemnity provided herein, in the Loan Documents or in connection with the Loan, or otherwise provided in equity or under applicable law, including, without limitation, the right to pursue any remedy for injunctive or other equitable relief, or any suit or action in connection with the preservation, enforcement or foreclosure of the liens, mortgages, assignments and security interests which are now or at any time hereafter security for the payment and performance of all obligations under this Agreement or in the other Loan Documents.

(e)	Prevail and Control. The provisions of this Article 3 shall prevail and control over any contrary provisions elsewhere in this Agreement or the other Loan Documents.

ARTICLE 4. IMPOUNDS

4.1	TAX IMPOUND.

Borrower shall deposit with Lender the following amounts (collectively, “Tax Impound”): $0 on the Disbursement Date, and on each Due Date thereafter commencing with the First I/O Due Date, an amount estimated from time to time by Lender in its reasonable discretion to be sufficient to pay the real estate taxes and assessments payable by Borrower with respect to the Property (collectively, “Taxes”) at least thirty (30) days prior to each date on which Taxes become delinquent (“Delinquency Date”). The initial estimated monthly amount to be deposited by Borrower for Taxes on each Due Date is $0. If Lender reasonably determines at any time that the Tax Impound will not be sufficient to pay any Taxes at least thirty (30) days prior to the Delinquency Date, Lender shall notify Borrower of such determination in writing and Borrower shall deposit with Lender the amount of such deficiency not more than ten (10) days after Borrower’s receipt of such notice; provided, however, if Borrower receives notice of any such deficiency less than thirty (30) days prior to the Delinquency Date, Borrower shall deposit the amount of such deficiency with Lender not more than three (3) Business Days after Borrower’s receipt of such notice, but in no event later than the Business Day immediately preceding the Delinquency Date. So long as no Default exists, Lender shall apply the Tax Impound to the payment of the Taxes. Deposits into the Tax Impound shall be waived, provided no Default is continuing, with respect to any Taxes which Commerce is required to reimburse Borrower’s payment thereof pursuant to the terms of the Commerce Lease (Borrower hereby representing that Commerce is required to reimburse all Taxes paid by Borrower), provided (i) Borrower delivers, or causes to be delivered to Lender, evidence of the timely payment of such Taxes, (ii) Commerce has exercised all applicable renewal terms under its Lease within the time such renewals are required to be exercised and (iii) Commerce is not in material default of its obligations under its Lease beyond all applicable notice and cure periods.

4.2	INSURANCE IMPOUND.

Borrower shall deposit with Lender the following amounts (collectively, “Insurance Impound”): $0 on the Disbursement Date, and on each Due Date thereafter commencing with the First I/O Due Date, an amount estimated from time to time by Lender in its reasonable discretion to be sufficient to pay the premiums for insurance required to be maintained by Borrower hereunder (“Insurance Premiums”) at least thirty (30) days prior to the date on which the current such insurance policies expire (“Insurance Expiration Date”). The initial estimated monthly amount to be deposited by Borrower for Insurance Premiums on each Due Date is $0. If Lender reasonably determines at any time that the Insurance Impound will not be sufficient to pay the Insurance Premiums at least thirty (30) days prior to the Insurance Expiration Date, Lender shall notify Borrower of such determination in writing and Borrower shall deposit with Lender the amount of such deficiency not more than ten (10) days after Borrower’s receipt of such notice; provided, however, if Borrower receives notice of any such deficiency less than thirty (30) days prior to the Insurance Expiration Date, Borrower shall deposit the amount of such deficiency with Lender not more than three (3) Business Days after Borrower’s receipt of such notice, but in no event later than the day immediately preceding the Insurance Expiration Date. So long as no Default exists, Lender shall apply the Insurance Impound to the payment of the Insurance Premiums. Deposits into the Insurance Impound shall be waived (i) if the Property is covered by a blanket insurance policy which complies with the requirements of Article 12, and (ii) provided no Default is continuing, with respect to any Insurance Premiums which Commerce is required to reimburse Borrower’s payment thereof or to pay directly to the insurance provider pursuant to the terms of the Commerce Lease (Borrower hereby representing that Commerce is required to pay all Insurance Premiums or reimburse Borrower for the payment thereof), provided (x) Borrower delivers, or causes to be delivered to Lender, evidence of the timely payment of such Insurance Premiums, (y) Commerce has exercised all applicable renewal terms under the Commerce Lease within the time such renewals are required to be exercised and (z) Commerce is not in material default of its obligations under the Commerce Lease beyond all applicable notice and cure periods.

4.3	ADDITIONAL IMPOUNDS.

Borrower shall deposit with Lender any additional Impounds in the manner prescribed in Exhibit E attached hereto.

4.4	CASH MANAGEMENT AGREEMENT.

(a)	Borrower shall enter into the Lockbox Agreement which shall govern the collection of Gross Income and transfer of Gross Income into an account established under the Cash Management Agreement.

(b)	Borrower shall enter into the Cash Management Agreement which shall govern the holding and disbursement of Gross Income during the term of the Loan.

(c)	In the event of a Cash Trap Event Period (as defined in the Cash Management Agreement), all Excess Cash Flow (as defined in the Cash Management Agreement) shall be deposited into the Excess Cash Flow Reserve Account (as defined in the Cash Management Agreement), as more particularly set forth in Section 2.5(b) of the Cash Management Agreement.

4.5	GENERAL.

All deposits required to be made by Borrower under this Article 4, including, without limitation, the additional impounds set forth on Exhibit E attached hereto, if any, are herein collectively called “Impounds.” For so long as any of the Impounds required under this Section 4 are in effect and if Lender reasonably determines that an Impound was not estimated properly and a deficiency exists, Lender shall notify Borrower of such deficiency in writing and Borrower shall deposit or cause the applicable tenant to deposit with Lender the amount of such deficiency not more than ten (10) days after Borrower’s receipt of such notice. Lender shall have the right, upon prior advance written notice and subject to the tenant’s rights under its Lease, to enter upon the Property at all reasonable times, including without limitation, prior to any disbursement of Impounds, to inspect any work in process and/or completed for which Impounds are now or hereafter required, but Lender shall not be obligated to supervise or inspect any such work or to inform Borrower or any third party regarding any aspect of any such work. Borrower shall pay to Lender all reasonable out-of-pocket third party costs and expenses paid or incurred by Lender from time to time in connection with any request of Borrower for a disbursement of funds from the Impounds (other than the Tax Impound and the Insurance Impound). Borrower authorizes Lender to disburse directly to Lender, from the Impounds or from funds to be disbursed to Borrower from the Impounds, such sums as may be necessary, at any time and from time to time, to pay all such reasonable third-party costs and expenses.

4.6	GRANT OF SECURITY INTEREST; APPLICATION OF FUNDS.

As security for payment of the Loan and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all Borrower’s right, title and interest in and to all Impounds. Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Impound (or account in which such Impounds are held), or permit any lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements to be filed thereon, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of a Default, Lender may apply all or any part of the Impounds against the amounts outstanding under the Loan in any order and in any manner as Lender shall elect in Lender’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the liens and security interests securing the Loan or exercise its other rights under the Loan Documents. The Impounds shall not constitute trust funds and may be commingled with other monies held by Lender. All interest which accrues on the foregoing Impounds except for the Tax Impound and the Insurance Impound (for which no interest shall be paid) shall be at a rate established by Lender or its servicing agent, which may or may not be the highest rate then available, shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued. Upon repayment in full of Borrower’s obligations under the Loan Documents, all remaining Impounds, if any, shall be promptly disbursed to Borrower.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES

5.1	REPRESENTATIONS AND WARRANTIES.

As a material inducement to Lender’s entry into this Agreement, Borrower represents and warrants to Lender as of the Effective Date:

(a)	Legal Status. Each of Borrower and, if its managing Person such as a general partner, manager, managing member, or similar Person (each, a “Managing Entity”) is an entity formed or organized under the laws of any Governmental Authority, each such Managing Entity, is duly formed or organized and existing and in good standing under the laws of the state in which such entity is formed or organized. Borrower and, if applicable, its Managing Entity, is currently qualified or licensed (as applicable) and shall remain qualified or licensed to do business in each jurisdiction in which the nature of its business requires it to be so qualified or licensed under applicable law (including, as to Borrower and, if required by the law of such jurisdiction, its Managing Entity, the jurisdiction in which the Property is located).

(b)	Authorization and Validity. The execution and delivery of the Loan Documents to which Borrower is a party have been duly authorized by Borrower and the Loan Documents constitute valid and binding obligations of Borrower or the party which executed the same, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights, or by the application of rules of equity.

(c)	Violations. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation applicable to the Borrower and/or the Property, or result in any breach or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower is bound.

(d)	Litigation. There are no pending or to Borrower’s knowledge threatened (in writing) actions, claims, investigations, suits or proceedings before any Governmental Authority, court or administrative agency which would have a Material Adverse Effect other than as described on Exhibit D attached hereto.

(e)	Financial Statements. The financial statements of Borrower and of Guarantor previously delivered by Borrower to Lender: (i) are materially complete and correct; (ii) present fairly the financial condition of such party; and (iii) have been prepared in accordance with the same accounting standard used by Borrower to prepare the financial statements delivered to and approved by Lender in connection with the making of the Loan, or other accounting standards approved by Lender. Since the date of such financial statements, there has been no material adverse change in such financial condition, nor have any assets or properties reflected on such financial statements been sold, transferred, assigned, mortgaged, pledged or encumbered which would have a Material Adverse Effect, except as previously disclosed in writing by Borrower or Guarantor to Lender.

(f)	Reports. To the best of Borrower’s knowledge, all reports, documents, instruments and written information delivered by Borrower or Guarantor to Lender in connection with the Loan, as of the date delivered: (i) are correct in all material respects and sufficiently complete to give Lender accurate knowledge of their subject matter thereof; and (ii) do not contain any material misrepresentation of a material fact or omission of a material fact which omission makes the provided information misleading in any material respect.

(g)	Income Taxes. There are no pending assessments or adjustments of Borrower’s income tax payable with respect to any year.

(h)	Subordination. There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations under the Note to an obligation owed to another party.

(i)	ERISA Matters. Borrower is not an employee benefit plan as defined in Section 3.(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Code (each of the foregoing hereinafter referred to individually and collectively as a “Plan”). Borrower’s assets do not constitute “plan assets” of any plan within the meaning of Department of Labor Regulation Section 2510.3-101. Borrower will not transfer or convey the Property to a Plan or to a person or entity whose assets constitute such “plan assets,” and Borrower will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets.” No Lease is a Plan or an entity whose assets constitute such “plan assets,” and Borrower will not enter into any Lease with a Plan or an entity whose assets constitute such “plan assets.” With respect to the Loan, Borrower is acting on Borrower’s own behalf and not on account of or for the benefit of any Plan.

(j)	Leases; Rent Roll. Except as disclosed in the rent roll relating to the Property (the “Rent Roll”) and the aging report and tenant estoppels relating to the Property, each delivered to and approved by Lender in connection with the closing of the Loan, (a) Borrower is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases are valid and enforceable and in full force and effect; (c) all of the Leases are arms-length agreements with bona fide, independent third parties; (d) to Borrower’s knowledge, no party under any Lease is in default; (e) to Borrower’s knowledge, all Payments due have been paid in full and no tenant is in arrears in its payment of any Payments; (f) none of the Payments reserved in the Leases have been assigned or otherwise pledged or hypothecated by Borrower; (g) to Borrower’s knowledge, none of the Payments have been collected for more than one (1) month in advance (except a security deposit shall not be deemed rent collected in advance); (h) with the exception of the Work described on Exhibit E-1 attached hereto, the premises demised under the Leases have been completed and the tenants under the Leases have accepted the same and have taken possession of the same on a rent-paying basis; (i) to Borrower’s knowledge, there exist no offsets or defenses to the payment of any portion of the Payments and Borrower has no monetary obligation to any tenant under any Lease; (j) Borrower has received no notice from any tenant challenging the validity or enforceability of any Lease; (k) there are no agreements with the tenants under the Leases other than expressly set forth in each Lease; (l) the Leases are valid and enforceable against Borrower and the tenants set forth therein; (m) the Lease contains an option to purchase, right of first refusal to purchase, right of first refusal to lease additional space at the Property as set forth in the Commerce Lease; (n) no person or entity has any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease; (o) to Borrower’s knowledge, no tenants have exercised any right to “go dark” that they may have under their Leases; (p) all security deposits relating to the Leases reflected on the certified rent roll delivered to Lender have been collected by Borrower; (q) no brokerage commissions or finders fees are currently due and payable regarding any Lease; (r) each tenant is in actual, physical occupancy of the premises demised under its Lease and is paying full rent under its Lease; and (s) no tenant under any Major Lease is, to Borrower’s knowledge, a debtor in any state or federal bankruptcy or insolvency proceeding.

(k)	Compliance with Laws; Permits. To the Borrower’s knowledge, the Property complies in all material respects with all applicable federal, state and local laws, rules and regulations. Either Borrower or the tenant under the applicable Lease, as applicable, holds all permits, franchises, licenses and other authorizations necessary to enable the Property to be operated in compliance with applicable law.

(l)	Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Borrower, SPE Party, Guarantor, Manager (if Manager is an Affiliate of Borrower), and to Borrower’s knowledge, after having made reasonable inquiry each Person owning a direct or indirect interest in (other than in any entity or company whose shares or securities are listed on a national securities exchange) Borrower, SPE Party, Guarantor and Manager (if Manager is an Affiliate of Borrower): (i) is not currently identified on the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control (currently is accessible through the internet website at www.treas.gov/ofac/t11sdn.pdf) or any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any legal requirements (or if such list does not exist, the similar list then being maintained by the United States), including trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States; (ii) is not a Person subject to any trade restriction, trade embargo, economic sanction, or other prohibition under federal law, including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder; and (iii) is not in violation of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and the Uniting and Strengthening America by Providing Appropriate Tools Required in Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) ((i), (ii) and (iii), collectively, the “Patriot Act”), with the result that (A) the investment in Borrower, SPE Party, Guarantor or Manager (if Manager is an Affiliate of Borrower), as applicable (whether directly or indirectly), is prohibited by law, or (B) the Loan is in violation of law.

(m)	Conduct of Business. Borrower possesses all permits, franchises and licenses and all rights to all trademarks, trade names, patents and fictitious names, if any, necessary to enable Borrower to conduct the business(es) in which Borrower is now engaged in compliance with applicable law.

(n)	Solvency. None of the transactions contemplated by the Loan will be or have been made with an actual intent to hinder, delay or defraud any present or future creditors of Borrower, and Borrower, on the Effective Date, will have received fair and reasonably equivalent value in good faith for the grant of the liens or security interests effected by the Loan Documents. On the Effective Date, Borrower will be solvent and will not be rendered insolvent by the transactions contemplated by the Loan Documents. Borrower is able to pay its debts as they become due.

(o)	Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Internal Revenue Code of 1986, as amended from time to time or any successor statute.

(p)	Permitted Encumbrances. None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the reasonably intended benefits of the security intended to be provided by this Agreement, the Mortgage, the Note and the other Loan Documents, materially and adversely affects the value or marketability of the Property, impairs the use or the operation of the Property or impairs Borrower’s ability to pay its obligations in a timely manner.

(q)	Intentionally omitted.

(r)	Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by legal requirements affecting Borrower or the Property or any part thereof or by the terms and conditions of this Agreement, the Mortgage, the Note or the other Loan Documents.

(s)	Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

(t)	Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

(u)	Intentionally omitted.

(v)	REA Representations. Except as disclosed on third party estoppels obtained on or prior to the date hereof, (a) neither Borrower nor any other party to any REA is in default of a material obligation thereunder, (b) there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default of a material obligation thereunder and (c) except as set forth on Schedule 5.1(v) attached hereto, no REA has been modified, amended or supplemented.

(w)	Guarantor Representations. Borrower hereby represents and warrants that, as of the Effective Date and (except for the representations set forth in Sections 5.1(d) and (g) hereof) continuing thereafter for the term of the Loan, the representations and warranties set forth in subsections 5.1(a) through (g), (l), (n) and (o) above are true and correct with respect to Guarantor, as the same are applicable to such party. Wherever the term “Borrower” is used in each of the foregoing subsections it shall be deemed to be “Guarantor”.

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Section 5.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender on the date hereof notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

5.2	REPRESENTATIONS, WARRANTIES AND COVENANTS REGARDING SPE STATUS.

Borrower hereby represents, warrants and covenants to Lender, with regard to Borrower, as follows:

(a)	Limited Purpose. The sole purpose to be conducted or promoted by Borrower since its organization is to engage in the following activities:

(i)	to acquire, own, hold, lease, operate, manage, maintain, develop and improve, the Property;

(ii)	to enter into and perform its obligations under the Loan Documents;

(iii)	to sell, transfer, service, convey, exchange, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the Property to the extent permitted under the Loan Documents; and

(iv)	to engage in any lawful act or activity and to exercise any powers permitted to limited partnerships or limited liability companies, as applicable, formed under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

(b)	Limitations on Debt, Actions. Notwithstanding anything to the contrary in the Loan Documents or in any other document governing the formation, management or operation of Borrower, Borrower shall not, while the Loan is outstanding:

(i)	guarantee any obligation of any Person, including any Affiliate, or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person;

(ii)	engage, directly or indirectly, in any business other than as required or permitted to be performed under this Section 5.2;

(iii)	incur, create or assume any indebtedness or liabilities other than, with respect to Borrower only, (A) the Loan, (B) obligations for which Lender is collecting an Impound, and (C) unsecured trade payables incurred in the ordinary course of its business that are related to the ownership and operation of the Property not to exceed two percent (2%) of the outstanding balance of the Loan (excluding from such maximum any leasing commissions and tenant improvement costs and the cost of the Deferred Maintenance set forth on Exhibit E-1 hereof), and which is not evidenced by a note and which must be paid within sixty (60) days and which are otherwise expressly permitted under the Loan Documents;

(iv)	make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that Borrower may invest in those investments permitted under the Loan Documents;

(v)	to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of Borrower’s business;

(vi)	buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities);

(vii)	form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity other than, with respect to SPE Party, its ownership interest in Borrower;

(viii)	own any asset or property other than the Property and incidental personal or intangible property necessary for the ownership or operation of the Property or, with respect to SPE Party, its ownership interest in Borrower; or

(ix)	take any Material Action without the unanimous written consent of all partners or members of Borrower or SPE Party, as applicable.

(c)	Separateness Covenants. In order to maintain its status as a separate entity and to avoid any confusion or potential consolidation with any Affiliate, Borrower represents and warrants that in the conduct of its operations since its organization it has and will continue to observe the following covenants (collectively, the “Separateness Provisions”):

(i)	maintain books and records and bank accounts separate from those of any other Person;

(ii)	maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

(iii)	comply with all organizational formalities necessary to maintain its separate existence;

(iv)	hold itself out to creditors and the public as a legal entity separate and distinct from any other entity;

(v)	maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; except that Borrower’s assets may be included in a consolidated financial statement of its Affiliate so long as the consolidated financial statements contain a generic note saying that the mortgage indebtedness of the consolidated entities is generally nonrecourse debt of separate real property owning subsidiaries;

(vi)	prepare and file its own tax returns separate from those of any Person to the extent required by applicable law, and pay any taxes required to be paid by applicable law;

(vii)	allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;

(viii)	not enter into any transaction with any Affiliate, except on an arm’s-length basis on terms which are intrinsically fair and substantially similar to those that would be available for unaffiliated third parties, and pursuant to written, enforceable agreements;

(ix)	conduct business in its own name, and, to the extent Borrower uses stationery, invoices or checks, use separate stationery, invoices and checks bearing its own name;

(x)	not commingle its assets or funds with those of any other Person;

(xi)	not assume, guarantee or pay the debts or obligations of any other Person;

(xii)	correct any known misunderstanding as to its separate identity;

(xiii)	not permit any Affiliate to guarantee or pay its obligations (other than as set forth in the Loan Documents with respect to the Guaranty and the Hazardous Materials Indemnity Agreement);

(xiv)	not make loans or advances to any other Person;

(xv)	pay its liabilities and expenses out of and to the extent of its own funds;

(xvi)	intentionally omitted;

(xvii)	maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall only apply to the extent that there is positive net cash flow at the Property after the payment of all operating expenses and debt service, and shall not require any equity owner to make additional capital contributions to Borrower; and

(xviii)	cause the managers, officers, employees, agents and other representatives of Borrower to act at all times with respect to Borrower consistently and in furtherance of the foregoing and in the best interests of Borrower.

Failure of Borrower to comply with any of the covenants contained in Sections 5.2(a), (b) or (c) above or any other covenants contained in this Agreement shall not affect the status of Borrower as a separate legal entity.

(d)	SPE Covenants in Borrower Organizational Documents. Borrower covenants and agrees to incorporate the provisions contained in this Section 5.2 into Borrower’s and SPE Party’s organizational documents and Borrower and SPE Party agree not to amend, modify or otherwise change its organizational documents with respect to the provisions of this Section 5.2 without the prior written consent of the Lender and the confirmation from the Rating Agencies that such amendment, modification or change will not result in a downgrading or qualification of the respective rating.

(e)	SPE Party. If Borrower is a limited partnership, each general partner of Borrower shall be a limited liability company, whose sole asset is its interest in Borrower, with provisions in its organizational documents limiting its purpose, authority and activities to those set forth in clauses (a) - (c) above (“SPE Party”), modified to allow such SPE Party to act solely as a general partner of Borrower and to engage in no other business or activity. Such SPE Party shall at all times (A) continue to own no less than a 0.5% direct equity ownership interest in Borrower, (B) comply with each of the applicable covenants, terms and provisions set forth in clauses (a)-(c) above and this clause (e), and (C) will cause Borrower to comply with the provisions of this Section 5.2.

(f)	Intentionally Omitted.

(g)	Intentionally Omitted.

(h)

Additional Requirements Applicable to SPE Party. The limited liability company agreement (the “SPE Party LLC Agreement”) of SPE Party shall provide that (i) upon the occurrence of any event that causes the last remaining member of SPE Party (“GP SPE Member”) to cease to be the member of SPE Party (other than (A) upon an assignment by GP SPE Member of all of its limited liability company interest in SPE Party and the admission of the transferee in accordance with the Loan Documents and the SPE Party LLC Agreement or (B) the resignation of GP SPE Member and the admission of an additional member of SPE Party in accordance with the terms of the Loan

Documents and the SPE Party LLC Agreement), a springing member, which shall be a Delaware corporation, shall, without any action of any other Person and simultaneously with the GP SPE Member ceasing to be the member of SPE Party automatically be admitted to SPE Party as a member with a zero percent (0%) economic interest (“Corporate Special Member”) and shall continue SPE Party without dissolution and (ii) Corporate Special Member may not resign from SPE Party or transfer its rights as Corporate Special Member unless (A) a successor special member has been admitted to SPE Party as a Corporate Special Member in accordance with requirements of Delaware law. The SPE Party LLC Agreement shall further provide that (i) Corporate Special Member shall automatically cease to be a member of SPE Party upon the admission to SPE Party of the first substitute member, (ii) Corporate Special Member shall be a member of SPE Party that has no interest in the profits, losses and capital of SPE Party and has no right to receive any distributions of the assets of SPE Party, (iii) pursuant to Section 18-301 of the Act, Corporate Special Member shall not be required to make any capital contributions to SPE Party and shall not receive a limited liability company interest in SPE Party, (iv) Corporate Special Member, in its capacity as Corporate Special Member, may not bind SPE Party and (v) except as required by any mandatory provision of the Act, Corporate Special Member shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, SPE Party including, without limitation, the merger, consolidation or conversion of SPE Party. In order to implement the admission to SPE Party of Corporate Special Member, Corporate Special Member shall execute a counterpart to the SPE Party LLC Agreement. Prior to its admission to SPE Party as Corporate Special Member, Corporate Special Member shall not be a member of SPE Party.

(i)	Intentionally Omitted.

(j)	Intentionally Omitted.

(k)	Intentionally Omitted.

(l)	Intentionally Omitted.

(m)	Compliance Certificates. Not later than ninety (90) days after and as of the end of each fiscal year and at any other time upon request from Lender, Borrower shall provide an Officer’s Certificate certifying as to Borrower’s continued compliance with the terms of this Section 5.2 and the terms of the Cash Management Agreement. Additionally, Borrower shall provide Lender with such other evidence of Borrower’s compliance with this Section 5.2 and the terms of the Cash Management Agreement as Lender may reasonably request from time to time.

ARTICLE 6. HAZARDOUS MATERIALS

6.1	HAZARDOUS MATERIALS INDEMNITY AGREEMENT.

Simultaneously herewith, Borrower and Guarantor have executed and delivered to Lender the Hazardous Materials Indemnity Agreement, which Hazardous Materials Indemnity Agreement is not secured by the Mortgage.

ARTICLE 7. COVENANTS OF BORROWER

7.1	COSTS AND EXPENSES.

Borrower shall, within ten (10) Business Days of demand, pay Lender all reasonable, out-of-pocket third party costs and expenses incurred by Lender in connection with: (a) the preparation of this Agreement and all other Loan Documents contemplated hereby; (b) any modifications and amendments, if any, of this Agreement or any of the other Loan Documents; (c) the processing of Borrower requests made hereunder and under any of the other Loan Documents; (d) the enforcement or satisfaction by Lender of any of Borrower’s obligations under this Agreement and the other Loan Documents; or (e) otherwise protecting Lender’s interests under this Agreement and any other Loan Document, including, without limitation, in connection with any “work-out” of the Loan or any bankruptcy, insolvency, receivership, reorganization, rehabilitation, liquidation or other similar proceeding in respect of any Obligor or an assignment by any Obligor for the benefit of its creditors. For all purposes of this Agreement, Lender’s reasonable costs and expenses as described above (collectively, “Costs and Expenses”) shall also include, without limitation, as allocable to the Loan, all appraisal fees, cost engineering and inspection fees, reasonable third party legal fees and expenses, third party accounting fees, fees for the disbursement of any Impounds as set forth in Section 4.5 hereof, environmental and other consultant fees, auditor fees, and the cost to Lender of any title insurance premiums and title company charges (including for down dates, abstracts, tax certificates, title insurance endorsements required by Lender, and UCC financing statements, tax lien and litigation searches), surveys, recording, reconveyance and notary fees, any transfer and mortgage taxes, any rating agency fees and expenses for the initial securitization of the Loan, and any loan servicing and special servicing fees and expenses (including, without limitation, any “work-out” and/or liquidation fees), any interest payable to any servicer, any special servicer or any trustee pursuant to a trust and servicing agreement in respect of advances made by any of the foregoing; all compensation payable to any special servicer in connection with servicing the Loan when it is a specially serviced loan or its administration of any of the Property foreclosed upon; and, except for the regular monthly fee payable to the servicer, any other cost, fee or expense of the trust fund administering the Loan (including, but not limited to, reimbursements to the trustee thereof, the servicer, any special servicer, any certificate administrator thereunder and related Persons of each of the foregoing and indemnification to Persons entitled thereto pursuant to any trust and servicing agreement governing the Loan, taxes related to the Loan or the Property payable from the assets of the applicable trust fund, tax related expenses (other than the recurring expenses of filing or furnishing annual or other tax or information returns, reports or schedules, which will be paid by any certificate administrator) and the cost of various opinions of counsel required to be obtained in connection with servicing the Loan and administration of the trust fund). Borrower recognizes and agrees that formal written appraisals of the Property by a licensed independent appraiser may be required by Lender’s internal procedures and/or federal regulatory reporting requirements on an annual and/or specialized basis and that Lender may, at its option, require inspection of the Property by an independent supervising architect and/or cost engineering specialist at least semiannually. If any of the services described above are provided by an employee of Lender, Lender’s costs and expenses for such services shall be calculated in accordance with Lender’s standard charge for such services. Notwithstanding the foregoing, Borrower shall not be required to pay for more than one appraisal (or for the aforementioned architect and cost engineering specialist more than once) during the term of the Loan unless a Default occurs and is continuing or as otherwise required by law. In addition, if Borrower is undertaking a Restoration or is performing Work that requires the obtaining of a building permit, then Borrower shall pay the reasonable out-of-pocket costs of architect’s, engineers and other consultants retained by Lender to review the performance of such Restoration or Work. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, whenever any term or provision in any Loan Document provides that Borrower (or Guarantor) shall pay Lender’s costs or expenses, such term or provision shall be deemed to mean that Borrower (or Guarantor) shall be responsible to pay only those third party out of pocket costs and expenses actually incurred by Lender.

7.2	ERISA COMPLIANCE.

Borrower shall at all times comply with the provisions of ERISA with respect to any retirement or other employee benefit plan to which it is a party as employer, and as soon as possible after Borrower knows, or has reason to know, that any Reportable Event (as defined in ERISA) with respect to any such plan of Borrower has occurred, it shall furnish to Lender a written statement setting forth details as to such Reportable Event and the action, if any, which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event furnished to the Pension Benefit Guaranty Corporation.

7.3	MANAGEMENT OF PROPERTY; BROKERAGE AGREEMENTS; OTHER AGREEMENTS.

(a)

The Property shall at all times be managed by Manager or a Qualified Manager pursuant to the Management Agreement. Without the prior written consent of Lender, Borrower shall not enter into any other third party property management contracts. Each such contract shall be expressly subordinated to the Loan on terms and conditions reasonably acceptable to Lender. Borrower shall engage leasing brokers listing contracts only on market terms, and all such contracts shall be expressly subordinated to the Loan and shall be entered into using a form that has been reasonably approved by Lender in writing. Lender may, at the option of Lender exercised by written notice to Borrower and the then current Manager, terminate the existing Management Agreement without payment of any termination fee, charge or penalty, (i) upon the occurrence and during the continuance of a Default, (ii) in the event of any change in control of the Manager and following such change in control the Manager either (y) fails to remain a Qualified Manager or (z) be controlled by a Qualified Manager, (iv) for cause, including but not limited to, any occurrence of any default under any Management Agreement by Manager (beyond all notice and cure periods) or (v) upon the occurrence of any fraud, gross negligence, willful misconduct or misappropriation of funds by Manager. In the event of such termination, Manager shall continue to manage the Property in accordance with the terms of the Management Agreement while manager transfers its responsibility for the management of the Property to any other person or entity selected by Lender in Lender’s sole and absolute discretion.

(b)	Borrower shall not enter into or amend, modify or terminate any Material Contract without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

7.4	COVENANTS - LEASES; MAJOR LEASES.

(a)	Leases. Borrower shall, at Borrower’s sole cost and expense:

(i)	perform in all material respects all obligations of the landlord under the Leases and use reasonable efforts to enforce performance by the tenants of all obligations of the tenants under the Leases;

(ii)	use reasonable efforts to keep the Property leased at all times to tenants Borrower reasonably and in good faith believes are creditworthy, at rents not less than the fair market rental value (including, but not limited to, free or discounted rents to the extent the market so requires); and

(iii)	promptly deliver to Lender upon execution, a copy of each Lease and all amendments thereto and waivers thereof; and

(iv)	subject to the rights and obligations set forth under the respective Leases, shall assign to Lender as additional collateral for the Loan any and all security deposits and letters of credit delivered by any tenant to Borrower.

Unless consented to in writing by Lender or otherwise permitted under any other provision of the Loan Documents (or unless provided under any existing Leases), Borrower shall not:

(i)	grant any tenant under any Lease any option, right of first refusal or other right to purchase all or any portion of the Property under any circumstances (provided, however, if the right to purchase is for an amount equal to or in excess of the outstanding principal amount of the Loan, Lender’s consent right to any of the foregoing shall not be unreasonably withheld);

(ii)	grant any tenant under any Lease any right to prepay rent more than one (1) month in advance;

(iii)	except upon Lender’s request, execute any assignment of landlord’s interest in any Lease;

(iv)	collect rent or other sums due under any Lease in advance, other than to collect rent one (1) month in advance of the time when it becomes due; or

(v)	enter into any Lease which (aa) is not on fair market terms (which terms may include free or discounted rent and tenant allowances to the extent the market so requires); (bb) does not contain a provision requiring the tenant to execute and deliver to the landlord an estoppel certificate in form and substance reasonably satisfactory to the landlord promptly upon the landlord’s request; or (cc) does not contain subordination, non-disturbance and attornment provisions (including the requirement to provide notice and cure to landlord’s lender in the event of a landlord default) reasonably satisfactory to Lender.

(b)	Major Leases. In addition to the requirements of subsection (a) above, with respect to any Major Lease (as defined below), unless consented to in writing by Lender (which consent shall not be unreasonably withheld) or otherwise permitted under any other provision of the Loan Documents, Borrower shall not:

(i)	enter into any Major Lease;

(ii)	terminate (unless the tenant is in monetary default thereunder), modify or amend a Major Lease (including the term thereof); or

(iii)	release or discharge the tenant or any guarantor under any Major Lease from any material obligation thereunder.

The term “Major Lease,” as used herein, shall mean the Commerce Lease or any Lease, which is, at any time, a Lease of more than twenty-five percent (25%) of the total rentable area of the Property, as reasonably determined by Lender. Borrower’s obligations with respect to Major Leases shall be governed by the provisions of this Section 7.4.

(c)	Lease Payment Event. Borrower shall deposit with Lender any sums received by Borrower in consideration of any termination or settlement (other than a settlement for the payment of past due rent) of any Lease or any release or discharge of any tenant under any Lease from any obligation thereunder (a “Lease Payment Event”) and any such sums received by Borrower shall be held in trust by Borrower for the benefit of Lender. Any such sums shall be promptly paid to Lender for deposit by Lender into the Rollover Reserve Account (as defined in the Cash Management Agreement) and any such amounts deposited shall be credited against other amounts due thereunder. Provided no Default is continuing, any such amounts so deposited shall be returned to Borrower upon the re-leasing of such terminated space and from time to time upon incurrence of associated Leasing Costs.

(d)	Material Default. Borrower shall, at Borrower’s sole cost and expense, give Lender prompt written notice of any default by landlord or tenant under any Major Lease of which Borrower has knowledge and which has a Material Adverse Effect.

(e)	Lender Consent Required. Any Lease that does not satisfy the requirements of this Section 7.4 shall, subject to subsection (f) below, require the prior written consent of Lender, such consent not to be unreasonably withheld. Notwithstanding the foregoing, any Major Lease shall, subject to subsection (f) below, require the prior written consent of Lender. Any Lease that is not a Major Lease which satisfies the requirements of Section 7.4(a) shall not require Lender’s written consent.

(f)

Request for Approval; Failure to Deny Request. Lender’s failure to deny any written request by Borrower for Lender’s consent required under this Section 7.4 or to request additional information in response to such request within ten (10) Business Days after Lender’s receipt of such request (and all lease documents and information reasonably related thereto, “Lease Documents”) shall be deemed to constitute Lender’s consent to such request and Lease Documents; provided that said written request to Lender conspicuously state in 12 point or larger bold type “PURSUANT TO SECTION 7.4(f) OF THE LOAN AGREEMENT, BORROWER’S REQUEST FOR APPROVAL OF THE LEASE SHALL BE DEEMED APPROVED IF LENDER DOES NOT DECLINE APPROVAL IN WRITING OR REQUEST ADDITIONAL INFORMATION REASONABLY RELATED THERETO IN WRITING WITHIN TEN (10)

BUSINESS DAYS OF THIS LETTER, THE ENCLOSED LEASE AND RELATED INFORMATION AS DESCRIBED HEREIN.” In the event that Lender requests additional information to complete its review within the initial ten (10) Business Day period after Borrower’s written request for approval, Lender’s failure to deny such request by Borrower within five (5) Business Days after receipt of all of the information Lender has requested to complete its review shall be deemed to constitute Lender’s consent to such request; provided that all of the information requested by Lender is delivered and such information conspicuously states in 12 point or larger bold type “PURSUANT TO SECTION 7.4(f) OF THE LOAN AGREEMENT, BORROWER’S REQUEST FOR APPROVAL OF THE LEASE SHALL BE DEEMED APPROVED IF LENDER DOES NOT DECLINE APPROVAL IN WRITING OR REQUEST ADDITIONAL INFORMATION REASONABLY RELATED THERETO IN WRITING WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS ADDITIONAL INFORMATION AS DESCRIBED HEREIN.”

(g)	Security Deposits. As additional security for the Loan, Borrower has assigned to Lender all of Borrower’s right, title and interest in and to any security deposits or letters of credit delivered to Borrower by tenants at the Property as security for such tenants’ obligations under their respective Leases. Lender shall draw on any such letters of credit upon delivery to Lender of an Officer’s Certificate from Borrower specifying what conditions exist under the applicable Lease entitling the Borrower to draw on such letter of credit. Any letters of credit assigned to Lender and held by Lender pursuant to the terms hereof shall be held in accordance with the terms of the applicable Lease and all applicable laws. Lender shall return to Borrower any letters of credit held by Lender hereunder upon the expiration of the Lease applicable to such letter of credit (or sooner, if required by the terms of such Lease) or upon payment in full of the Loan (and Lender shall execute and deliver any and all assignment documents required or requested by the issuing bank in order to assign any such letters of credit to Borrower or any other entity requested by Borrower). Within ten (10) Business Days of the date hereof, Borrower shall deliver to Lender executed documentation, in form and substance reasonably acceptable to Lender, from the respective issuers of the letters of credit evidencing the assignment of such letters of credit from Borrower to Lender (such obligation, collectively the “Letter of Credit Assignment”). Notwithstanding the foregoing, Borrower hereby represents and warrants that there are no letters of credit delivered to Borrower by Commerce, but there is a cash security deposit.

7.5	INTENTIONALLY DELETED.

7.6	RIGHT OF SUBORDINATION.

Lender may at any time and from time to time by specific written instrument intended for such purpose, unilaterally subordinate the lien of the Mortgage to any Lease, without joinder or consent of, or notice to, Borrower, any tenant or any other Person. No subordination referred to in this Section 7.6 shall constitute a subordination to any lien or other encumbrance, whenever arising, or improve the right of any junior lienholder. Nothing herein shall be construed as subordinating the Mortgage to any Lease.

7.7	FURTHER ASSURANCES.

Upon Lender’s reasonable request and at Borrower’s sole cost and expense, Borrower shall execute, acknowledge and deliver any other instruments and perform and/or consent to any other acts necessary, desirable or proper, as reasonably determined by Lender, to carry out the purposes of this Agreement and the other Loan Documents or to perfect and preserve any security interests or liens created by the Loan Documents; provided, however, that no such instruments shall (1) increase any of the obligations, or reduce any of the rights, of Borrower or Guarantor under the Loan Documents, (2) increase any costs or expenses payable by Borrower or Guarantor under the Loan Documents or (3) reduce any of the obligations, or increase any of the rights, of Lender under the Loan Documents. The foregoing covenant includes, without limitation, Borrower’s consent to the revision of any Loan Document in order to correct any scrivener, clerical or similar errors or to modify any term, condition or provision thereof in order to satisfy the provisions of this Section 7.7.

7.8	ASSIGNMENT.

Without the prior written consent of Lender, Borrower shall not (except as otherwise permitted under Articles 14 and 15 hereof) assign Borrower’s interest under any of the Loan Documents, or in any monies due or to become due thereunder, and any assignment without such consent shall be void.

7.9	EXISTENCE.

Borrower shall at all times maintain its current legal existence and preserve and keep in full force and effect its legal rights and authority.

7.10	COMPLIANCE WITH LAWS, ETC.

Borrower shall (a) comply in all material respects with all applicable laws, and all restrictive covenants of record affecting Borrower or the Property, performance, prospects, assets or operations of Borrower, and (b) seek to obtain as needed all permits necessary for its operations and maintain such in good standing.

7.11	LITIGATION.

Borrower shall promptly notify Lender in writing of any litigation pending or threatened in writing against Borrower (which is not covered by insurance) claiming damages in excess of Two Hundred and Fifty Thousand and No/100 Dollars ($250,000.00) and of all pending or threatened (in writing) litigation against Borrower if the aggregate damage claims against Borrower exceed One Million and No/100 Dollars ($1,000,000.00).

7.12	MERGER, CONSOLIDATION, TRANSFER OF ASSETS.

Without limiting Borrower’s obligations under Section 5.2, Article 14 and Article 15 of this Agreement, Borrower shall not: (a) merge or consolidate with any other entity; (b) make any substantial change in the nature of Borrower’s business or structure; (c) acquire all or substantially all of the assets of any other entity; or (d) sell, lease, assign, Transfer or otherwise dispose of a material part of Borrower’s assets, except in the ordinary course of Borrower’s business or as otherwise permitted hereunder (including under Section 7.4 and Article 15 hereof).

7.13	ACCOUNTING RECORDS.

Borrower shall maintain adequate books and records in accordance with the same accounting standard used by Borrower to prepare the financial statements delivered to and approved by Lender in connection with the making of the Loan or other accounting standards reasonably approved by Lender. Borrower shall permit any representative of Lender, at any reasonable time and from time to time during business hours, upon reasonable advance written notice (but not more frequently than one time per calendar year unless a Default shall be continuing), to inspect, audit and examine such books and records and make copies of same.

7.14	PAYMENT OF TAXES AND CLAIMS.

Borrower shall pay (or cause to be paid) (a) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon (unless Lender is paying the same pursuant to the terms hereof or unless Borrower is contesting any such taxes, assessments or other governmental charges in good faith pursuant to Section 16.7 herein) and (b) except to the extent being contested in good faith by appropriate proceedings and for which appropriate reserves (which may be funds then held as Impounds, as determined in Lender’s reasonable discretion) have been established, all claims (including, without limitation, claims for labor, services, materials and supplies) for sums, which have become due and payable and which by law have or may become a lien or encumbrance, other than a judgment lien, upon any of Borrower’s properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto.

7.15	MAINTENANCE OF PROPERTY.

Borrower shall maintain (or cause to be maintained) in good repair, working order and condition in all material respects, excepting ordinary wear and tear, the Property and will make or cause to be made all appropriate repairs, renewals and replacements thereof.

7.16	QUALIFICATION, NAME; EXISTENCE.

Borrower shall qualify and remain qualified to do business in the jurisdiction in which the Property is located or in which the nature of its business requires it to be so qualified. Borrower will transact business solely in its own name. Borrower will not change its name, address or state of organization without giving prior written notice thereof to Lender. Borrower shall at all times maintain its current legal existence and preserve and keep in full force and effect its legal rights and authority.

7.17	ALTERATIONS.

Lender’s prior approval (which approval shall not be unreasonably withheld or delayed) shall be required in connection with any alterations to any Improvements (a) that would be reasonably expected to have a Material Adverse Effect, (b) the cost of which in the aggregate with all ongoing alterations is reasonably anticipated to exceed the Alteration Threshold or (c) that are structural in nature, except in each case for alterations or tenant improvements being made expressly pursuant to existing Leases entered into pursuant to Section 7.4 or existing as of the date hereof (and as such are deemed approved by Lender). If the total unpaid amounts incurred and to be incurred with respect to any alterations to the Improvements under subsection (b) above shall at any time exceed the Alteration Threshold (other than Improvements for which Borrower has deposited Impounds as required hereunder), Borrower shall, if required in writing by Lender, promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other securities acceptable to Lender, or (iv) a completion bond acceptable to Lender. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold. In addition to Borrower’s obligation to post security if the alteration exceeds the Alteration Threshold, Borrower shall deliver to Lender title coverage reasonably acceptable to Lender to insure Lender for any mechanic’s liens filed in connection with such alteration to the extent such title coverage is available at a reasonable cost in the jurisdiction in which the Property is located. Any such security or excess funds shall be disbursed to Borrower to pay or reimburse Borrower for completed work related to such alterations, provided Borrower complies with the requirements for disbursements for work as set forth in Section 4.4.4(d) of Exhibit E (such work being performed in connection with such alterations being deemed “Work” in Section 4.4.4(d) of Exhibit E only for the purposes of disbursements pursuant to this Section 7.17). All such security or excess funds remaining after completion of the alteration shall be promptly returned to Borrower.

7.18	COMPLIANCE WITH PATRIOT ACT.

Borrower covenants and agrees that in the event Borrower receives any notice that Borrower, SPE Party, Guarantor, any property manager (if such property manager is an Affiliate of Borrower) (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property (including, without limitation, any tenant at the Property) become listed on any list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. At Lender’s option, it shall be a Default hereunder if Borrower, SPE Party or Guarantor becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

7.19	ACCESS TO PROPERTY.

Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance written notice subject to the tenant’s rights under the applicable Lease.

7.20	NOTICE OF DEFAULT.

Borrower shall promptly advise Lender of any Material Adverse Effect or of the occurrence of any Default of which Borrower has knowledge.

7.21	COOPERATE IN LEGAL PROCEEDINGS.

Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the Note, the Mortgage or the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

7.22	PERFORMANCE BY BORROWER.

Borrower shall (a) in a timely manner observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement, the Mortgage, the Note and the other Loan Documents and (b) in a timely manner observe, perform and fulfill, in all material respects, its material obligations under any other agreement or instrument affecting or pertaining to the Property and any amendments, modifications of changes thereto.

7.23	ESTOPPEL CERTIFICATES.

(a)	Borrower Estoppel. After request by Lender, Borrower shall, within twenty (20) days of such request (but in any event, unless a Default is continuing, not more frequently than twice per calendar year), furnish Lender or any proposed assignee with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the rate of interest of the Note, (iv) the terms of payment and maturity date of the Note, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Default exists, (vii) that this Agreement, the Note, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) to Borrower’s knowledge, whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, (ix) that all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications), (x) the date to which the Payments thereunder have been paid pursuant to the Leases, (xi) whether or not, to the best knowledge of Borrower, any of the lessees under the Leases are in default in any material respect under the Leases, and, if any of the lessees are in default in any material respect setting forth the specific nature of all such defaults, (xii) the amount of security deposits held by Borrower under each Lease and that such amounts are consistent with the amounts required under each Lease, and (xiii) as to any other matters reasonably requested by Lender and reasonably related to the Leases, the obligations created and evidenced hereby and by the Mortgage or the Property.

(b)	Borrower shall use commercially reasonable efforts to deliver to Lender, promptly upon request, (but in any event not more frequently than one time per calendar year), duly executed estoppel certificates from any one or more tenants as required by Lender attesting to such facts regarding the Lease as Lender may require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that no rent under such Leases have been paid more than one (1) month in advance, except as security, and that the tenant claims no defense or offset against the full and timely performance of its obligations under the Lease.

(c)	In connection with a Secondary Market Transaction in connection with the Loan (or any portion thereof or interest therein), at Lender’s request, Borrower shall provide an estoppel certificate to any investor or any prospective investor in such form, substance and details as Lender, such investor or prospective investor may reasonably require.

(d)	Borrower shall use commercially reasonable efforts to deliver to Lender, upon request, estoppel certificates from each party under any REA in form and substance reasonably acceptable to Lender.

(e)	On an annual basis, Lender shall promptly provide information reasonably requested by Borrower to assist with Borrower’s annual auditing, provided such information is not confidential and is readily available. Any such information shall be provided without representation or warranty and Borrower shall pay any reasonable third party costs of Lender associated therewith.

7.24	ADVISOR.

IIOP shall at all times be operated by an experienced professional advisory firm (or have internal management similar to what an advisory firm provides) regularly engaged in the operation and advisement of real estate investment trusts similar in experience and expertise to IIT.

7.25	NO JOINT ASSESSMENT.

Borrower shall not consent to initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

7.26	REA COVENANTS.

Borrower agrees that, without the prior consent of Lender, Borrower will not enter into any new REA or execute modifications to any existing REA if such new REA or such modifications will have a Material Adverse Effect. Borrower shall enforce, shall comply with, and shall use commercially reasonable efforts to cause each of the parties to each REA to comply with all of the terms and conditions contained in such REA. Notwithstanding the foregoing, Borrower may enter into and record in the Official Records of the County of Anne Arundel that certain Declaration of Access, Utility and Drainage Easements and Maintenance Agreement if such easement is recorded in substantially the same form as attached as Exhibit H attached hereto and upon such recordation Lender acknowledges and agrees that the Mortgage (and the lien created thereby) shall be subordinate to such easement.

7.27	INCULPABLE PERSON STATUS.

Within six (6) months of the Disbursement Date, Borrower shall file the “Voluntary Cleanup Program” application and applicable fee with the Maryland Department of Environment pursuant to Section 7-505(a)(3) of the Environmental Article, Annotated Code of Maryland, as more particularly set forth in that certain letter from the Maryland Department of the Environment to Borrower dated December 20, 2010.

7.28	ROOF ESTOPPEL.

On or prior to June 30, 2011 Borrower shall use commercially reasonable efforts to enforce the Commerce Lease to cause Commerce to deliver to Lender, for the benefit of Lender, a Roof Estoppel, subject to the proviso in the definition of Roof Estoppel; provided, however, Borrower shall have an additional thirty (30) days to deliver such Roof Estoppel provided Borrower is diligently working to deliver such Roof Estoppel.

ARTICLE 8. FINANCIAL COVENANTS

8.1	STATEMENTS REQUIRED.

During the term of the Loan and while any portion of the Debt remains outstanding, unless Lender otherwise consents in writing or, if prior to a Securitization or during the continuance of a Default, requests on a more frequent basis, Borrower shall provide to Lender the following:

(a)	Financial Statement. Within sixty (60) days of the end of each calendar quarter, an unaudited operating statement, signed and certified as true and correct by an authorized officer of Borrower showing all revenues and expenses and a balance sheet showing all assets and liabilities of Borrower relating to the Property for such period, provided, Borrower shall have a period of thirty (30) days from the delivery of such statements to provide any material adjustments to such statements. In addition, not later than ninety (90) days after and as of the end of each fiscal year, an unaudited operating statement and balance sheet signed and certified as true and correct by an authorized officer of Borrower showing all revenues and expenses relating to the Property and all assets and liabilities of Borrower for such fiscal year;

(b)	Monthly Operating Statements. Not later than ten (10) days after request by Lender during the period prior to any sale of the Loan, an unaudited operating statement, signed and certified as true and correct by an authorized officer of Borrower, showing all revenues and expenses during the most recent month (for which such monthly statements are available) or quarter and year-to-date;

(c)	Intentionally Omitted.

(d)	Annual Budget. Within ninety (90) days after the end of each fiscal year, an Annual Budget including a Capital Expenditures budget signed and dated by Borrower, and certified by Borrower to be a true, complete and correct copy of the Annual Budget adopted by Borrower for the applicable year; which, upon the occurrence and during the continuance of a Cash Trap Event Period shall be approved by Lender, which approval shall not be unreasonably withheld (such approved Annual Budget, an “Approved Annual Budget”). Until such new proposed budget is approved (if applicable), the prior existing Approved Annual Budget shall be used for the next calendar year, adjusted for customary increases of three percent (3%) per item.

(e)	Rent Roll. Not later than sixty (60) days after and as of the end of each calendar quarter (and together with the delivery of the quarterly statements set forth in 8.1(b)), a Rent Roll signed and dated by Borrower, provided, Borrower shall have a period of thirty (30) days from the delivery of such Rent Roll to provide any material adjustments to such Rent Roll. Notwithstanding the foregoing, no Rent Roll shall be required to be delivered hereunder if the Property is leased to a single tenant and all of the information which would otherwise be reflected in a Rent Roll is otherwise included in the statements required to be delivered pursuant to this Section 8.1;

(f)	Compliance Certificates. The Compliance Certificate described in Section 5.2(m) hereof; and

(g)	Intentionally Omitted.

(h)	Other Information. From time to time prior to a Securitization or during the continuance of a Default, upon Lender’s delivery to Borrower of at least ten (10) days’ prior written notice, such other information with regard to Borrower, principals of Borrower, any Guarantor or the Property, as Lender may reasonably request in writing.

8.2	FORM; WARRANTY.

Borrower agrees that all financial statements to be delivered to Lender pursuant to this Article 8 shall: (a) be complete and correct in all material respects; (b) present fairly the financial condition of the party; (c) disclose all liabilities that are required to be reflected or reserved against; and (d) be prepared in accordance with the same accounting standard used by Borrower to prepare the financial statements delivered to and approved by Lender in connection with the making of the Loan or other accounting standards reasonably acceptable to Lender. By its execution of this Agreement, Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no change in financial condition which would have a Material Adverse Effect, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement which would have a Material Adverse Effect, except as disclosed by Borrower in a writing delivered to Lender. Borrower agrees that all rent rolls and other information to be delivered to Lender pursuant to this Article 8 shall not contain any misrepresentation or omission of a material fact.

8.3	CHARGE FOR LATE DELIVERY.

If any financial statement, leasing schedule or other items required to be delivered to Lender pursuant to this Article 8 is not timely delivered, following written notice from Lender to Borrower, and such failure continues after ten (10) days of such written notice from Lender, Borrower shall promptly pay to Lender, as a late charge, the sum of One Thousand and No/100 Dollars ($1,000) per item. In addition, Borrower shall promptly pay to Lender an additional late charge of Five Hundred and No/100 Dollars ($500.00) per item for each full month during which such item remains undelivered following written notice from Lender. Borrower acknowledges that Lender will incur additional expenses as a result of any such late deliveries, which expenses would be impracticable to quantify, and that Borrower’s payments under this Article 8 are a reasonable estimate of such expenses. Borrower acknowledges further that payment by Borrower of this late charge does not in any manner affect or otherwise impair or waive any rights and remedies Lender may have hereunder, under the Loan Documents or under applicable law for any Default.

ARTICLE 9. DEFAULTS AND REMEDIES

9.1	DEFAULT.

For all purposes hereof, “Default” shall mean either an “Optional Default” (as defined below) or an “Automatic Default” (as defined below).

(a)	Optional Default. An “Optional Default” shall occur, at Lender’s option (exercised in its sole and absolute discretion), upon the occurrence of any of the following events:

(i)	Monetary. Borrower shall fail to (a) pay when due the I/O Payment Amount, P& I Payment Amount or sums which are payable on the Maturity Date, or (b) pay when due any other sums payable under the Note, this Agreement or any of the other Loan Documents and such failure (relating to clause (b) hereof only) continues after ten (10) days’ written notice of such failure from Lender to Borrower.

(ii)	Failure to Perform. Borrower shall fail to observe, perform or discharge any of Borrower’s obligations, covenants, conditions or agreements, other than Borrower’s payment obligations, under the Note, this Agreement or any of the other Loan Documents, and such failure shall remain uncured for forty-five (45) days after written notice thereof shall have been given to Borrower by Lender; provided, however, if any failure under this Section 9.1(a)(ii) shall be of such a nature that it cannot be cured or remedied within such forty-five (45) days, Borrower shall be entitled to a reasonable period of time to cure or remedy such failure (not to exceed one hundred twenty (120) days following the giving of such notice (subject to further extension by Lender, in Lender’s reasonable discretion)), provided Borrower commences the cure or remedy thereof within the forty-five (45) day period following the giving of notice and, thereafter, proceeds with diligence to complete such cure or remedy.

(iii)	Representations and Warranties. Any representation, warranty, certificate or other written statement (financial or otherwise) made or furnished by or, in the case of any financial statements of Borrower, on behalf of Borrower or Guarantor, to Lender under or in connection with any of the Loan Documents shall be false, incorrect, incomplete or misleading in any material respect when made or furnished.

(iv)	Intentionally Omitted.

(v)	Bankruptcy of Partners, Managing Member, Guarantors and Sponsor. The occurrence of an event specified in subsections (b)(i) or (ii) herein as to any general partner or managing member of Borrower (other than any SPE Party) or Guarantor.

(b)	Automatic Default. An “Automatic Default” shall occur automatically upon the occurrence of any of the following events:

(i)	Voluntary Bankruptcy, Insolvency, Dissolution. (aa) Borrower’s or SPE Party’s filing a petition for relief under the Bankruptcy Code, or under any other present or future state or federal law regarding bankruptcy, reorganization or other relief to debtors (collectively, “Debtor Relief Law”); or (bb) Borrower’s or SPE Party’s filing any pleading in any involuntary proceeding under the Bankruptcy Code or other Debtor Relief Law which admits the petition’s material allegations regarding Borrower’s or SPE Party’s insolvency; or (cc) Borrower’s or SPE Party’s making a general assignment for the benefit of creditors; or (dd) Borrower’s or SPE Party’s applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Borrower, SPE Party or any of their property; or (ee) the filing by Borrower or SPE Party of a petition seeking the liquidation or dissolution of Borrower or SPE Party or the commencement of any other procedure to liquidate or dissolve Borrower or SPE Party.

(ii)	Involuntary Bankruptcy. Borrower’s or SPE Party’s failure to effect a full dismissal of any involuntary petition under the Bankruptcy Code or other Debtor Relief Law that is filed against Borrower or SPE Party, prior to the earlier of the entry of any order granting relief sought in the involuntary petition or ninety (90) days after the date of filing of the petition.

9.2	ACCELERATION.

Upon the occurrence of an Optional Default, Lender may, at its option (exercised in its sole and absolute discretion), declare all principal, interest and other sums owing to Lender under the Note and the other Loan Documents (including, without limitation, all unpaid or unreimbursed Costs and Expenses) immediately due and payable. Upon the occurrence of an Automatic Default, all principal, interest and other sums owing to Lender under the Note and the other Loan Documents (including, without limitation, all unpaid or unreimbursed Costs and Expenses) shall automatically become immediately due and payable.

9.3	RIGHTS AND REMEDIES.

In addition to the other rights and remedies above and otherwise in this Agreement, at any time after a Default, Lender shall have all of the rights and remedies as set forth in the Mortgage, the other Loan Documents, under applicable law and in equity. All rights and remedies of Lender under this Agreement and the other Loan Documents are cumulative and are in addition to all rights and remedies provided by applicable law and in equity. Lender may enforce any such remedies or rights either successively or concurrently.

ARTICLE 10. NO PREPAYMENT - DEFEASANCE ONLY

Borrower acknowledges that any prepayment of the Loan will cause Lender to lose its interest rate yield on the Loan and will possibly require that Lender reinvest any such prepayment amount in loans of a lesser interest rate yield (including, without limitation, in debt obligations other than first mortgage loans on commercial properties). As a consequence, Borrower agrees as follows, as an integral part of the consideration for Lender’s making the Loan:

10.1	No Voluntary Prepayment. Voluntary prepayment of the Loan is prohibited during the Prepayment Lockout Period. After the Prepayment Lockout Period, prepayment of the Loan is permitted in full only, and not in part. Subject to the foregoing, on and after the Open Period Start Date, Borrower may prepay the Loan without incurring any prepayment charge or premium.

10.2	Prepayment Charge.

(a)	Basic Charge. Except as provided in clause (c) below and subject to Section 10.1, if at any time prior to the Open Period Start Date prepayment of all or a portion of the principal amount of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person and accepted by Lender, whether such prepayment is voluntary, involuntary or made concurrently with or after a Default, such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in the 10.1 above, and Borrower, such purchaser at foreclosure or other Person shall pay to Lender on the prepayment date (in addition to all other sums then due and owing to Lender under the Loan Documents) a prepayment charge equal to the greater of the following two amounts: (i) an amount equal to two percent (2%) of the amount prepaid; or (ii) an amount equal to (A) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required under the Loan, calculated by discounting such payments from their respective Due Dates (or, with respect to the payment required on the Maturity Date, from the Maturity Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (B) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” means the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Maturity Date (or if two or more such securities have maturity dates equally close to the Maturity Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth (5th) Business Day preceding the prepayment date.

(b)	Additional Charge. If the Loan is prepaid on any day other than a Due Date, whether such prepayment is voluntary, involuntary or upon full acceleration of the principal amount of the Loan by Lender following a Default, Borrower shall pay to Lender on the prepayment date (in addition to the basic prepayment charge described in Section 10.2(a) above and all other sums then due and owing to Lender under the Loan and the other Loan Documents) an additional prepayment charge equal to the interest which would otherwise have accrued on the amount prepaid (had such prepayment not occurred) during the period from and including the prepayment date to and including the last day of the calendar month in which the prepayment occurred.

(c)	Exclusion. Notwithstanding the foregoing, no prepayment charge of any kind shall apply in respect to any prepayment resulting from Lender’s application of any insurance proceeds or condemnation awards (including as set forth in Section 12.7(d) hereof) or scheduled P&I Payment Amount to the outstanding principal balance of the Loan.

10.3	Effect of Prepayment. No partial prepayment of the Loan shall change any Due Date or the I/O Payment Amount or the P&I Payment Amount unless Lender otherwise agrees in writing. Notwithstanding the foregoing, however, in the event of a Partial Defeasance, the I/O Payment Amount and the P&I Payment Amount shall be reduced by the monthly principal and interest payment due under the New Note.

10.4	Waiver. Borrower waives any right to prepay the Loan, except under the terms and conditions set forth in this Article 10 and agrees that if the Loan is prepaid, Borrower shall pay the prepayment charge set forth above, subject to Section 10.1 and except as provided for in Section 10.2(c). Borrower hereby acknowledges that: (a) the inclusion of this waiver of prepayment rights and agreement to pay the prepayment charge for the right to prepay the Loan was separately negotiated with Lender; (b) the economic value of the various elements of this waiver and agreement was discussed; and (c) the consideration given by Borrower for the Loan was adjusted to reflect the specific waiver and agreement negotiated between Borrower and Lender and contained herein.

ARTICLE 11. DEFEASANCE - FULL OR PARTIAL.

11.1	Borrower Right to Defease. At any time (and from time to time) during the Defeasance Option Period, Borrower may elect to effect a Full Defeasance or a Partial Defeasance, all in accordance with the provisions of this Article 11, at Borrower’s sole cost and expense. A Partial Defeasance shall be permitted only to avoid a Cash Trap Event Period caused by clause (b) in the definition thereof in the Cash Management Agreement.

11.2	Conditions. Borrower shall only have the right to cause a Defeasance if all of the following conditions have been satisfied:

(a)	Notice. Borrower shall give at least thirty (30) days written notice to Lender specifying Borrower’s intended Defeasance Date. Simultaneously with the delivery of such notice, Borrower shall deposit with Lender an amount reasonably estimated by Lender to be sufficient to reimburse Lender’s anticipated reasonable and actual out of pocket expenses in connection with the Defeasance, for which Borrower shall be solely responsible whether or not the Defeasance shall be completed. If any such notice shall have been given by Borrower, Borrower shall be permitted to revoke such notice in writing prior to the Defeasance Date, provided Borrower pays all of Lender’s reasonable third party expenses incurred in connection with the proposed Defeasance or Partial Defeasance. Upon completion of the Defeasance or revocation by Borrower as specified above, Lender shall return any surplus deposit to Borrower.

(b)	No Default. No Default shall exist either on the date of receipt of Borrower’s notice under Section 11.2(a) above or on the Defeasance Date.

(c)	Payments. Borrower shall pay in full, on or before the Defeasance Date (i) all unpaid interest accruing under the Loan to and including the Defeasance Date (or otherwise cause Successor Borrower to assume liability for such interest), (ii) all other sums due under the Loan and the other Loan Documents on or before the Defeasance Date, (iii) all reasonable and actual out of pocket escrow, closing, recording, legal, Rating Agency and other third party fees, costs and expenses paid or actually incurred by Lender and its agents in connection with the Defeasance, the release of the lien of the Mortgage on the Property, as the case may be, the review of the proposed Defeasance Collateral and the preparation of the Defeasance Security Agreements and related documentation, (iv) an administrative fee to Lender of $35,000, and (v) any revenue, documentary stamp, intangible or other taxes, charges or fees due in connection with the transfer or assumption of the Loan or the New Note, or in connection with the Defeasance. Lender shall cooperate with Borrower to effect a Partial Defeasance or Full Defeasance upon notice by Borrower of its decision to effectuate the same.

(d)	Deliveries. Borrower shall, at Borrower’s sole cost and expense, deliver the following items to Lender on or before the Defeasance Date:

(i)

For any Partial Defeasance, the New Note, and the Amended Note evidencing only the remaining principal balance of the Loan (i.e., the outstanding principal balance of the Loan immediately prior to the Partial Defeasance, less the principal balance of the New Note). The New Note and other Defeasance Security Agreements shall not be cross-defaulted with the Amended Note and other Loan Documents. Under no circumstances shall the New Note be subject to prepayment prior to the Open Period Start Date. For the avoidance of doubt, the Amended Note shall have a principal and interest payment based on the remaining principal balance of the undefeased portion of the Loan and the New Note shall have a principal and interest payment based on the defeased portion of the Loan. The principal and interest payable on the New Note and the Amended Note, in the aggregate, will, immediately following the Partial Defeasance, equal the principal and interest payable on the Loan immediately prior to the Partial Defeasance;

(ii)	The Defeasance Collateral, as substitute collateral for the Loan or, for a Partial Defeasance, for the New Note, provided, however, that the payments generated from the Defeasance Collateral (without regard to earnings from reinvestment of proceeds) must be, in timing and amounts, sufficient to provide for payment prior, but as close as possible, to (A) all Due Dates occurring after the Defeasance Date (with each such payment being equal to or greater than the amount of corresponding amount of scheduled principal and/or interest required (as applicable) to be paid under the Loan or, for a Partial Defeasance, under the New Note) for the balance of the term of such note up to but excluding the Open Period and (B) the Open Period Start Date (with such payment being equal to or greater than the outstanding principal balloon payment together with all interest due with respect to the Loan or, for a Partial Defeasance, with respect to the New Note, on the Open Period Start Date and assuming for purposes of calculating the outstanding principal balloon payment pursuant to this clause d(ii) only, that the Open Period Start Date is the Maturity Date); and provided further, however, that Borrower shall take such actions, enter such agreements and issue such orders or directions (including those specified below), as are necessary or appropriate and in accordance with customary commercial standards to effectuate book-entry transfers and pledges through the book-entry facilities of the institution holding the Defeasance Collateral or otherwise to create and perfect a valid, enforceable, first priority security interest in the Defeasance Collateral in favor of Lender;

(iii)	The Defeasance Security Agreements creating, attaching and perfecting a first priority security interest in favor of Lender in the Defeasance Collateral, which agreements shall provide, among other things, that all payments generated by the Defeasance Collateral shall be paid directly to Lender and applied by Lender to amounts then due and payable under the Loan or, for a Partial Defeasance, under the New Note;

(iv)	A certificate of Borrower certifying that all of the requirements of this Article 11 have been satisfied;

(v)	Opinions of counsel for Borrower, addressed to Lender and all Rating Agencies and delivered by counsel satisfactory to Lender, subject only to customary assumptions, qualifications and exceptions, stating, among other things, that (a) Lender has a perfected first priority security interest in the Defeasance Collateral, (b) the Defeasance Security Agreements are enforceable against Borrower or successor Borrower, as applicable, in accordance with their terms and (c) any REMIC that holds the Loan immediately prior to the Defeasance will not, as a result of the Defeasance, fail to maintain its status as a REMIC;

(vi)	A certificate, addressed to Lender and all Rating Agencies, from a firm of independent certified public accountants reasonably acceptable to Lender, subject only to customary assumptions, qualifications and exceptions, certifying that the Defeasance Collateral satisfies the requirements of Section 11.2(d)(ii) above and certifying that in no fiscal year of Successor Borrower will the interest earned on the Defeasance Collateral exceed the interest payable for the same period on the Loan or, for a Partial Defeasance, under the New Note;

(vii)	If the Loan is held by a REMIC, written evidence from the Rating Agencies that the Defeasance will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to the Defeasance for any securities representing interests in such REMIC which are then outstanding; and

(viii)	Such other certificates, opinions, documents or instruments as are customary in commercial mortgage defeasance transactions to effect the Defeasance.

(e)	Intentionally Omitted.

(f)	Release of Lien. Upon satisfaction of all conditions specified in this Article 11 for a Full Defeasance, the Property and the Collateral shall be released from the lien of the Mortgage and the other Loan Documents, and the Defeasance Collateral and the proceeds thereof shall constitute the only collateral securing the obligations of Borrower under the Loan and the other Loan Documents. Lender shall, at Borrower’s expense, prepare, execute and deliver any instruments reasonably necessary to release the lien of the Mortgage and other Loan Documents from the Collateral.

(g)	Assignment and Assumption. In connection with the Defeasance, Borrower shall, at the request of Lender, assign all of its right, title and interest in and to the pledged Defeasance Collateral and all its obligations and rights under the Loan (or, for a Partial Defeasance, the New Note) and the Defeasance Security Agreements to Successor Borrower. Successor Borrower shall execute an assumption agreement in form and substance customary in commercial mortgage defeasance transactions, pursuant to which it shall assume Borrower’s obligations under the Loan (or, for a Partial Defeasance, the New Note) and the Defeasance Security Agreements and Borrower shall be released from such obligations. As conditions to such assignment and assumption, Borrower shall (i) deliver to Lender opinions of counsel addressed to Lender and all Rating Agencies, in form and substance customary in commercial Defeasance transactions and delivered by counsel reasonably satisfactory to Lender, and subject only to customary assumptions, qualifications and exceptions, stating, among other things, that such assumption agreement is enforceable against Borrower and Successor Borrower in accordance with its terms and that the Loan (or, for a Partial Defeasance, the New Note) and the Defeasance Security Agreements, as so assumed, are enforceable against Successor Borrower in accordance with their respective terms, and, if a non-consolidation was delivered in connection with the making of the Loan, a bankruptcy non-consolidation opinion with respect to Successor Borrower, its equity owners and such other parties as Lender may reasonably require; and (ii) pay all reasonable and actual out of pocket costs and expenses incurred by Lender and its agents in connection with such assignment and assumption (including, without limitation, the formation or review of Successor Borrower and the preparation of the assumption agreement and related documentation). Upon such assumption by Successor Borrower, Borrower shall be relieved of its obligations under the Loan (or, for a Partial Defeasance, the New Note), the Defeasance Security Agreements and the other Loan Documents other than (i) representations and warranties made in connection with the Defeasance, (ii) the obligation to effect the Defeasance in accordance with this Article 11, and to provide further assurances as necessary to do so, (iii) liability for losses to Lender resulting from an avoidance, rescission or set-aside of the Defeasance as a result of actions taken by Borrower, and (iv) those obligations which are specifically stated in the Loan Documents to survive the repayment of the Loan or other termination, satisfaction, assignment, amendment or restatement of the Loan, the Defeasance Security Agreements or the other Loan Documents or Lender’s exercise of its rights and remedies under any of such documents and instruments.

ARTICLE 12. INSURANCE

12.1	REQUIRED INSURANCE.

Throughout the term of the Loan, Borrower shall maintain the following types of insurance in the form and content as set forth in this Article 12.

(a)	Casualty Insurance. Borrower, at its sole cost and expense, will keep the Property and the Collateral insured during the entire term of the Loan, for the mutual benefit of Borrower and Lender, against fire and such other hazards that would be covered by an insurance policy issued on a Special Form Cause of Loss - “All Risk” basis (the “Casualty Policy”). The Casualty Policy shall:

(i)	include coverage for, and specifically state that coverage is provided for: Windstorm Coverage (as defined in Section 12.1(b)(iii), hail, Terrorism Coverage (as defined in Section 12.5 below);

(ii)	provide coverage in an amount not less than full replacement value, without deduction for depreciation or co-insurance;

(iii)	have a deductible no greater than Twenty-Five Thousand and No/100 Dollars ($25,000.00) per occurrence, with the exception of a deductible no greater than (i) One Hundred Thousand and No/100 Dollars ($100,000.00) for any flood location within the 100-500 year flood plain and (ii) Fifty Thousand and No/100 Dollars ($50,000.00) per occurrence specific to Special Flood Hazard NFIP coverage for buildings located in Special Flood Hazard zones (other than a deductible of no greater than five percent (5%) of the replacement cost of the Property and the Collateral for Windstorm Coverage, Special Excess of NFIP Flood Hazard Coverage for buildings located in Special Flood Hazard Zones and earthquake insurance) and no more than five percent (5%) of underwritten net cash flow as determined by Lender in accordance with its internal underwriting procedures, and contain a replacement cost endorsement;

(iv)	contain a lender’s loss payable endorsement containing provisions equivalent to those provisions contained in Form 438BFU and naming Lender as the mortgagee (unless otherwise agreed by Lender in its sole discretion). If the lender’s loss payable endorsement is not provided on Form 438BFU or ISO Form CP1218, the applicable form number shall be referenced on the proposed endorsement and such endorsement must be acceptable to Lender;

(v)	be evidenced by an Accord 27 (Form Date: March, 1993), an Accord 28 (2003/10) or equivalent form, or such other form acceptable to Lender in its sole discretion in favor of Lender, as mortgagee and loss payee, and such evidence shall be provided to Lender. Borrower shall also provide Lender with a complete copy of the Casualty Policy promptly upon issuance but no later than sixty (60) days from the closing of the Loan;

(vi)	contain a so called “Agreed Amount” endorsement or a “No Co-Insurance” clause unless otherwise agreed by Lender in its sole and absolute discretion;

(vii)	Building Ordinance or Law Coverage sufficient to compensate for the cost of demolition, increased costs of construction and loss to any undamaged portion of the improvements at the Property if the current use of the Property or the improvements thereon are “nonconforming” or “legal nonconforming” or become “nonconforming” or “legal nonconforming” pursuant to the applicable zoning regulations and if full rebuildability and continued full use following a casualty is otherwise not permitted under such zoning regulations; and

(viii)	except as provided in subsection(a)(vi) above, not contain any co-insurance clauses or provisions that would reduce the coverage available under the Casualty Policy.

(b)	Other Property Insurance Coverage. Borrower must also provide the following additional forms of insurance coverage, whether as additional coverage under the Casualty Policy or by purchasing one or more additional policies, which additional coverage or policies shall comply with all of the requirements contained herein applicable to the Casualty Policy unless otherwise provided below:

(i)	Rental loss and/or business interruption insurance for a period of twelve (12) months, in an amount sufficient such that the insurer would not deem Borrower a co-insurer under the policy, (A) with loss payable to Lender; (B) which provides that after the physical loss to the Property and Collateral occurs, the loss of rents or income, as applicable, will be insured until such rents or income, as applicable, either return to the same level that existed prior to the loss, or the expiration of twelve (12) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (C) if required by Lender from time to time, which contains an extended period of indemnity endorsement which provides that after the physical loss to such Property and Collateral has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property and Collateral are repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such rental loss and/or business interruption insurance, as applicable, shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding period of coverage required above. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note, this Agreement and the other Loan Documents, except to the extent such amounts are actually paid out of the proceeds of such rental loss and/or business interruption insurance, as applicable. Any rental loss and/or business interruption insurance proceeds shall be held by Lender and disbursed in accordance with Section 12 of this Agreement;

(ii)	Comprehensive boiler and machinery coverage, without exclusion for explosion, covering all boilers or other pressure vessels, machinery and equipment located at the Property, in an amount not less than the full replacement value thereof and of the building or buildings housing the same and for “loss of income;”

(iii)	Pursuant to Section 12.1(a)(i), coverage for windstorm (“Windstorm Coverage”), which Windstorm Coverage shall comply with each of the applicable requirements for insurance policies set forth in this Section 12 (including, without limitation, those relating to deductibles); provided, that, Lender, at Lender’s option, may require Borrower to obtain or cause to be obtained the Windstorm Coverage with higher deductibles than set forth above;

(iv)	At all times during which structural construction, repairs or alterations are being made with respect to the improvements on the Property, and only if the Property and liability coverage forms do not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the below mentioned Liability Policy; and (B) the insurance provided for in subsection (a) above written in a so called Builder’s Risk Completed Value form, including coverage for 100% of the total construction costs (1) on a non reporting basis, (2) against “all risks” insured against pursuant to subsection (a) above, and (3) including permission to occupy the Property; and

(v)	Earthquake insurance in any area of increased risk (20% PML or higher). Lender may change its requirements for Earthquake Insurance from time to time based on (i) review of a current probable maximum loss seismic study, to be prepared at Borrower’s expense (up to once every two years), forecasting the expected damage from any event anticipated to reoccur once in 475 years, on a 50%-certain statistical basis; (ii) actual and potential losses at any other locations the same earthquake insurance covers and sharing the policy’s occurrence and annual aggregate limits of available coverage; and (iii) the amount of lost business or rental income to be expected during Restoration of the Property.

(c)	Liability Insurance. Borrower, at its sole cost and expense and during the entire term of the Loan, shall maintain:

(i)	a Commercial General Liability Coverage Policy on the so-called “occurrence” form (“Liability Policy”) that includes coverage for contractual damages, property damage, personal and bodily injuries (including death resulting therefrom) and provide for a per occurrence minimum limit of liability of not less than $1,000,000 and a general aggregate minimum limit of liability of not less than $2,000,000 without any deductible or self-insured retention unless otherwise agreed by Lender in its sole and absolute discretion (to continue at not less than the aforesaid limits until reasonably required to be changed by Lender pursuant to Section 12.2 hereof), and such other liability insurance as is reasonably requested by Lender. The Liability Policy shall cover at least the following hazards: (1) premises and operations; (2) products and completed operations; (3) independent contractors; and (4) contractual liability coverage with regard to occurrences for property damage, bodily injury, personal injury and death for so-called “insured” contracts as defined in the Liability Policy. Further, the policy or multiple policies, if applicable, shall include coverage for, and shall specifically state that coverage for, Terrorism Coverage is not excluded. Borrower shall provide a Certificate of Liability Insurance that states the coverage limits per occurrence and indicates the full name of Borrower as a named insured, rather than as an additional insured; and

(ii)	umbrella liability insurance in an amount not less than $10,000,000 million per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (i) above.

(d)	Blanket Insurance. Unless otherwise agreed to by Lender in its sole and absolute discretion, blanket policies shall be permitted only if (i) coverage will not be affected by any loss on other properties covered by the policies, (ii) the policy specifically allocates to each Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate policy, and (iii) such policy is approved in advance in writing by Lender, and Lender’s interest is included therein as provided in this Agreement, (iv) such policy is otherwise issued in accordance with the terms of Section 12 of this Agreement, and (v) any changes or amendments made hereafter to such policy (including any endorsements and riders) are subject to the approval of Lender or its servicing agent. At all times, approval of any blanket policy remains subject to review and approval by Lender based on the schedule of locations and values.

12.2	ADDITIONAL INSURANCE.

In addition to the foregoing, Borrower shall at all times obtain and maintain (or cause to be obtained and maintained) such additional insurance policies and coverage (i) as may be required pursuant to any and all agreements, declarations, covenants, and/or other arrangements to which Borrower is party or to which Borrower or the Property is subject, including, without limitation, any declarations of covenants, conditions and restrictions or similar covenants and/or restrictions affecting the Property, franchise agreements, licenses, leases, codes or ordinances, (ii) as set forth on Exhibit G attached hereto, and (iii) such other insurance as may from time to time be reasonably required by Lender in order to protect its interests and/or to satisfy then current market conditions and requirements.

12.3	POLICY REQUIREMENTS.

The Casualty Policy, the Liability Policy and each other insurance policy required hereunder (each, a “Policy” and, collectively, the “Policies”) shall:

(a)	provide that (i) Lender shall receive thirty (30) days’ notice of any material modification, cancellation or expiration of the Policy (the addition of a property to the Policy being deemed non-material provided sufficient coverage remains to insure the Property), (ii) Lender shall receive ten (10) days’ notice of any nonpayment, and (iii) any such modification, cancellation or expiration without such notice shall not be effective against Lender;

(b)	unless otherwise agreed by Lender in its sole discretion and except for flood and earthquake insurance coverage, be issued by an insurer having a minimum rating of either “A” or better from S&P or “A:X” or better from AM Best, and, in the event of a ratings downgrade from S&P, Borrower shall be required to replace said insurer(s) with a carrier satisfying the claims paying ability ratings required by this subsection (b);

(c)	each insurer shall be admitted or authorized to do business in the state where the Property is located or shall otherwise be acceptable to Lender in its sole and absolute discretion;

(d)	be evidenced by a certificate or other documents in form and substance acceptable to Lender, and shall be delivered to Lender on or before the date hereof;

(e)	specifically state on the evidence thereof provided to Lender in accordance with this Article 12, any exclusion or condition which is a deviation from standard insurance language or forms;

(f)	shall contain clauses or endorsements to the effect that the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ prior written notice to Lender and any other party named therein as an additional insured;

(g)	shall contain an endorsement providing that no policy shall be impaired or invalidated by virtue of any act, failure to act, negligence of or violation of declarations, warranties or conditions contained in such policy by Borrower, Lender or any other named insured, additional insured or loss payee, except for the willful misconduct of Lender knowingly in violation of the conditions of such policy; and

(h)	shall contain clauses or endorsements to the effect that no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned.

12.4	MAINTENANCE OF INSURANCE.

Borrower shall:

(a)	maintain, or cause to be maintained, all required insurance throughout the term of the Loan and while any obligations of Borrower to Lender under any of the Loan Documents remain outstanding, at Borrower’s expense, with companies, and in form and substance satisfactory to Lender. Insurance coverage as required hereunder which is provided by a tenant at the Property pursuant to a Lease shall be acceptable coverage hereunder provided Lender has reasonably approved such coverage and all of the requirements for such insurance coverage in this Article 12 are satisfied, including, but not limited to, Section 12.6(b);

(b)	as a condition to Lender entering into the Loan Documents and making the Loan, and as and when in the future requested by Lender, forward a paid receipt to Lender with respect to all insurance coverage required under this Agreement, and such receipt shall indicate the policy period, the property location and the annual premium delineated with respect to each type of coverage provided by such policy. Lender, by reason of accepting, rejecting, approving or obtaining insurance, shall not incur any liability for: (A) the existence, nonexistence, form or legal sufficiency of any insurance, (B) the solvency of any insurer or (C) the payment of claims;

(c)	give Lender written notice of the cancellation of any Policies within five (5) days of receipt of any such notice of cancellation from the insurer; and

(d)	deliver to Lender, not less than thirty (30) days prior to the expiration dates of the Policies (or certificates of insurance) theretofore furnished to Lender, renewal Policies (or certificates of insurance) and, in a timely fashion, but no later than the date of the expiration of the Policies, deliver to Lender evidence satisfactory to Lender of payment of the premiums due thereunder.

12.5	TERRORISM COVERAGE.

Borrower shall at all times obtain and maintain (or cause to be obtained and maintained) coverage for Acts of Terror (the “Terrorism Coverage”), which such Terrorism Coverage shall comply with each of the applicable requirements for the Policies set forth above (including, without limitation, those relating to deductibles, except as otherwise agreed to by Lender in its sole and absolute discretion). As used herein, the term “Terrorism Coverage” shall mean coverage for Acts of Terror. As used above, “Acts of Terror” shall mean acts of terror or similar acts of sabotage; provided, that, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (as the same may be further modified, amended, or extended, collectively, “TRIPRA”), remains in full force and effect, the provisions of TRIPRA shall determine what is deemed to be included within this definition of “Acts of Terror”. Notwithstanding the foregoing, in no event shall Borrower be required to pay annual premiums in excess of the TC Cap (defined below) in order to obtain the Terrorism Coverage (but Borrower shall be obligated to purchase such portion of the Terrorism Coverage as is obtainable by payment of annual premiums equal to the TC Cap). As used above, “TC Cap” shall mean a premium in an amount to provide coverage equal to the outstanding principal balance of the Loan.

12.6	CERTAIN RIGHTS OF LENDER.

(a)	If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, with written notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including obtaining such insurance coverage as Lender in its reasonable discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate;

(b)	Borrower shall assign the Policies or proofs of insurance to Lender, in such manner and form that Lender and its successors and assigns shall at all times have and hold the same as security for the payment of the Loan. Lender shall be named as “Mortgagee” and “Loss Payee” on all Property Policies and as “Additional Insured” on any Liability Policy. If Borrower elects to obtain any insurance which is not required under this Agreement, all related insurance policies shall be endorsed in compliance with this Section 12.6(b), and such additional insurance shall not be canceled without prior notice to Lender. From time to time upon Lender’s request, Borrower shall identify to Lender all insurance maintained by Borrower with respect to the Property. The proceeds of Policies coming into the possession of Lender shall not be deemed trust funds, and Lender shall be entitled to apply such proceeds as provided in Article 12 of this Agreement; and

(c)	Borrower shall give immediate written notice of any loss to the insurance carrier and to Lender. Borrower hereby irrevocably authorizes and empowers Lender, as attorney in fact for Borrower coupled with an interest, to notify any of Borrower’s insurance carriers to add Lender as a loss payee, mortgagee insured or additional insured, as the case may be, to any policy maintained by Borrower (regardless of whether such policy is required under this Agreement), to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such Policies, to collect and receive insurance proceeds, and to deduct therefrom Lender’s reasonable expenses incurred in the collection of such proceeds. Nothing contained in this Section 12.6(c), however, shall require Lender to incur any expense or take any action hereunder.

12.7	CASUALTY AND CONDEMNATION; RESTORATION PROCEEDS.

(a)	Any and all awards, compensation, reimbursement, damages, proceeds, settlements, and other payments or relief paid or to be paid, together with all rights and causes of action relating to or arising from, (i) any insurance policy maintained by, on behalf of, or by any tenant of the Property for the benefit of, Borrower following any damage, destruction, casualty or loss to all or any portion of the Property (a “Casualty”, and such proceeds, “Insurance Proceeds”) or (ii) any temporary or permanent taking or voluntary conveyance of all or part of the Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority whether or not the same shall have actually been commenced (a “Taking”, and such proceeds, “Condemnation Proceeds”, and together with Insurance Proceeds, collectively, “Restoration Proceeds”) are hereby assigned to Lender as additional collateral security hereunder subject to the Lien of the Mortgage, to be applied in accordance with this Article 12. Borrower shall promptly notify Lender of any Casualty or Taking, but in no event later than ten (10) days thereafter. Subject to the terms and provisions of the Leases, Lender shall be entitled to receive and collect all Restoration Proceeds, and Borrower shall instruct and cause the issuer of each policy of insurance described herein and any applicable Governmental Authority to deliver to Lender all Restoration Proceeds. Borrower shall execute such further assignments of the Restoration Proceeds as Lender may from time to time reasonably require. Notwithstanding the foregoing, if the Restoration Proceeds, less the amount of Lender’s reasonable costs and expenses (including attorneys’ fees and costs) incurred in collecting the same (the “Net Restoration Proceeds”), are $500,000 or less (the “Restoration Proceeds Threshold”), provided no Default then exists, Lender shall disburse such Net Restoration Proceeds directly to Borrower and Borrower must use such Net Restoration Proceeds to restore and/or repair the Property. All Insurance Proceeds received by Borrower or Lender in respect of business interruption coverage, and all Condemnation Proceeds received with respect to a temporary Taking available to Borrower, shall be deposited in a segregated escrow account with Lender or its servicer, as applicable, and Lender shall estimate the number of months required for Borrower to restore the damage caused such Casualty or replace cash flow interrupted by such temporary Taking, as applicable, and shall to the extent of available proceeds (and subject to any other applicable requirements herein) divide the aggregate proceeds by such number of months, and, provided no Default then exists, shall disburse a monthly installment thereof to the Restricted Account each such month to be held and disbursed in accordance with the terms of the Cash Management Agreement. Subject to Lender’s rights under Section 12.8, provided no Default has occurred and is continuing and the Restoration has been completed in accordance with this Agreement, any Net Restoration Proceeds available to Borrower for Restoration, to the extent not used by Borrower in connection with, or to the extent they exceed the cost of such Restoration and any reasonable costs incurred by Lender, shall be paid to Borrower.

(b)	Lender shall be entitled at its option to participate in any compromise, adjustment or settlement in connection with (i) any insurance policy claims relating to any Casualty, and (ii) any Taking in an amount in controversy, in either case, in excess of the Restoration Proceeds Threshold, and Borrower shall within ten (10) Business Days after request therefor reimburse Lender for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with such participation. Borrower shall not make any compromise, adjustment or settlement in connection with any such claim in excess of the Restoration Proceeds Threshold or if a Default then exists without the prior written approval of Lender, which approval shall not be unreasonably withheld. Borrower shall not make any compromise, adjustment or settlement in connection with any claim unless same is commercially reasonable.

(c)	If and to the extent Restoration Proceeds are not required to be made available to Borrower to be used for the Restoration of the Property affected by the Casualty or Taking, as applicable, pursuant to this Agreement, Lender shall be entitled, without Borrower’s consent but subject to the rights of the tenant under any Lease, to apply such Restoration Proceeds or the balance thereof, at Lender’s option either (i) to the full or partial payment or prepayment of the Loan, or (ii) to the Restoration of all or any part of the Property affected by the Casualty or Taking, as applicable. In the event that a Taking exceeds the thresholds set forth in Section 12.8(d) hereof and Lender has elected to apply the Restoration Proceeds thereof to the outstanding principal balance of the Loan, Borrower shall be permitted to release the affected Property from the Lien of the Mortgage.

(d)	Notwithstanding the foregoing provisions of this Section 12.7, if the Loan is included in a REMIC and, immediately following a release of any portion of the Property following a Taking, the ratio of the unpaid principal balance of the Loan to the value of the remaining Property is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC), the principal balance of the Loan must be paid down by the least of the following amounts: (i) the net Condemnation Proceeds, (ii) the fair market value of the released Property at the time of the release, or (iii) an amount such that the loan-to-value ratio of the Loan (as so determined by Lender) does not increase after the release, unless the Lender receives an opinion of counsel that the Securitization will not fail to maintain its status as a REMIC as a result of the related release of lien.

12.8	RESTORATION.

Borrower shall restore and repair (or shall cause the restoration and repair of) the Property or any part thereof now or hereafter damaged or destroyed by any Casualty or affected by any Taking; provided, however, that if the Casualty is not insured against or insurable, Borrower shall so restore and repair even though no Insurance Proceeds are received. Notwithstanding anything to the contrary set forth in Section 12.7, Lender agrees that Lender shall make the Net Restoration Proceeds (other than business interruption insurance proceeds, which shall be held and disbursed as provided in Section 12.7) available to Borrower for Borrower’s restoration and repair of the Property affected by the Casualty or Taking (a “Restoration”), as applicable, on the following terms and subject to Borrower’s satisfaction of the following conditions; provided, that Lender shall have the right to waive any of the following conditions in its sole and absolute discretion:

(a)	At the time of such Casualty or Taking, as applicable, and at all times thereafter there shall exist no Default;

(b)	The Property affected by the Casualty or Taking, as applicable, shall be capable of being restored (including replacements) to substantially the same condition, utility, quality and character, as existed immediately prior to such Casualty or Taking, as applicable, in all material respects with a fair market value and projected cash flow of the Property equal to or greater than prior to such Casualty or Taking, as applicable;

(c)	Borrower shall demonstrate to Lender’s reasonable satisfaction Borrower’s ability to make the scheduled payments due under the Loan coming due during such repair or restoration period (after taking into account proceeds from business interruption insurance carried by Borrower);

(d)	(i) in the event of a Casualty, less than thirty percent (30%) of each of (1) the fair market value of the Property and (2) the rentable area of the Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (ii) in the event of a Taking, less than fifteen percent (15%) of each of (1) the fair market value of the Property and (2) the rentable area of the Property is taken, no material portion of the Improvements is located on such land and such Taking does not materially impair the existing access to the Property. In this clause (d), the fair market value shall be reasonably determined by Lender, provided, however, if Borrower reasonably objects to Lender’s determination of fair market value, the fair market value shall be determined by an appraisal reasonably acceptable to Borrower and Lender;

(e)	Borrower shall have provided to Lender all of the following, and collaterally assigned the same to Lender pursuant to assignment documents reasonably acceptable to Lender: (i) an architect’s contract with an architect reasonably acceptable to Lender and complete plans and specifications for the Restoration of the Property lost or damaged to the condition, utility and value required by Section 12.8(b); (ii) fixed-price or guaranteed maximum cost construction contracts with contractors reasonably acceptable to Lender for completion of the Restoration work in accordance with the aforementioned plans and specifications; (iii) such additional funds (if any) as are necessary from time to time, in Lender’s reasonable opinion, to complete the Restoration (which funds shall be held by Lender as additional collateral securing the Loan and shall be disbursed, if at all, pursuant to this Article 12); and (iv) copies of all permits and licenses necessary to complete the Restoration in accordance with the plans and specifications and all applicable laws;

(f)	Borrower shall use commercially reasonable efforts to commence such work within one hundred eighty (180) days after such Casualty or Taking, as applicable, and shall diligently pursue such work to completion;

(g)	Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Maturity Date, (B) such time as may be required under applicable laws in order to repair and restore the Property to the condition as required hereunder, (C) the expiration of the business interruption insurance coverage referred to in Section 12.1(b)(ii), and (D) earliest date required pursuant to the terms of any applicable Major Lease; and

(h)	the Property and the use thereof after the Restoration will be in compliance with all applicable laws in all material respects.

12.9	DISBURSEMENT.

(a)	Each disbursement by Lender of such Restoration Proceeds shall be funded subject to conditions and in accordance with disbursement procedures which a commercial construction lender would typically establish in the exercise of sound banking practices, including, without limitation, requiring lien waivers, performance and insurance bonds, and any other documents, instruments or items which may be customarily required by lenders.

(b)	In no event shall Lender be obligated to make disbursements of Restoration Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as determined by Lender, less, as to each contractor, subcontractor or materialman engaged in a Restoration, an amount equal to the greater of (i) ten percent (10%) of the costs actually incurred for work in place as part of such Restoration, as reasonably determined by Lender, and (ii) the amount actually withheld by Borrower (the “Casualty Retainage”). The Casualty Retainage shall not be released until Lender reasonably determines that the Restoration has been completed in accordance with the provisions of this Agreement and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage.

ARTICLE 13. INDEMNITY

13.1	INDEMNITY.

BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS LENDER, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS, AND SUCCESSORS AND ASSIGNS (EACH, AN “INDEMNITEE”) FROM AND AGAINST ANY AND ALL ACTUAL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND REASONABLE LEGAL OR OTHER EXPENSES (INCLUDING,

WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) WHICH LENDER OR SUCH OTHER INDEMNITEE MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF: (A) THE PURPOSE TO WHICH BORROWER APPLIES THE LOAN PROCEEDS; (B) THE FAILURE OF BORROWER TO PERFORM ANY OBLIGATIONS AS AND WHEN REQUIRED BY THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; (C) ANY FAILURE AT ANY TIME OF ANY OF BORROWER’S REPRESENTATIONS, COVENANTS OR WARRANTIES TO BE TRUE AND CORRECT; OR (D) ANY ACT OR OMISSION BY BORROWER, CONSTITUENT PARTNER OR MEMBER OF BORROWER, ANY CONTRACTOR, SUBCONTRACTOR OR MATERIALS SUPPLIER, ENGINEER, ARCHITECT OR OTHER PERSON OR ENTITY WITH RESPECT TO ANY OF THE PROPERTY; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS, OR LEGAL OR OTHER EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. BORROWER SHALL PROMPTLY PAY TO LENDER UPON DEMAND (WHICH DEMAND SHALL BE GIVEN PROMPTLY PROVIDED FAILURE TO PROMPTLY DELIVER SUCH DEMAND SHALL NOT ADVERSELY AFFECT LENDER’S RIGHTS HEREUNDER) ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE THE INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE NOTE. BORROWER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS INDEMNITEES SHALL SURVIVE CANCELLATION OF THE NOTE AND THE RELEASE, RECONVEYANCE OR PARTIAL RECONVEYANCE OF ANY SECURITY FOR THE LOAN.

13.2	DUTY TO DEFEND, LEGAL FEES AND OTHER FEES AND EXPENSES.

Upon written request by any Indemnitee, Borrower shall defend such Indemnitee (if requested by any Indemnitee, in the name of the Indemnitee) by attorneys and other professionals approved by the Indemnitee. Notwithstanding the foregoing, any Indemnitee may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnitee, their attorneys shall control the resolution of any claim or proceeding (other than a settlement thereof, which will require the prior written consent of Borrower). Upon demand, Borrower shall pay or, in the sole discretion of the Indemnitee, reimburse, the Indemnitee for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

13.3	MORTGAGE AND INTANGIBLE TAX INDEMNIFICATION.

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each Indemnitee from and against any and all Losses imposed upon or incurred by or asserted against any Indemnitee and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Mortgage, the Note or any of the other Loan Documents.

13.4	ERISA INDEMNIFICATION.

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnitee from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Indemnitee may incur, directly or indirectly, as a result of a default under Sections 5.1(i) and 7.2 of this Agreement.

13.5	SPECIAL SERVICING.

Borrower shall pay all reasonable special servicing fees relating the transfer of the Loan to special servicing at any time during the term of the Loan and for so long as the Loan is in special servicing. The obligations of Borrower set forth in this Section 13.5 are limited to the Borrower and Guarantor shall have no liability to Lender hereunder.

ARTICLE 14. TRANSFER

14.1	TRANSFER OF PROPERTY; ASSUMPTION OF LOAN.

Notwithstanding anything to the contrary contained in the Mortgage, Lender shall consent to the voluntary sale or exchange of all (but not a portion) of the Property by Mortgagor and an assumption of the Loan by the transferee no more than three (3) times so long as no Default has occurred and is continuing and all of the following conditions precedent have been satisfied:

(a)	Notice. Lender’s receipt of not less than forty-five (45) days’ prior written notice of the proposed sale or exchange;

(b)	Credit Review and Underwriting. Lender’s reasonable determination that the proposed purchaser, the proposed guarantor(s), if any, and the Property all satisfy Lender’s then applicable credit review and market underwriting standards consistently applied to all borrowers, taking into consideration, among other things, (a) the experience and financial strength and condition and credit quality of the proposed purchaser and the proposed guarantor(s), (b) any decrease in the Property’s cash flow which would result from any increase in real property taxes due to any anticipated reassessment of the Property for tax purposes, and (c) any requirement of Lender that the proposed purchaser satisfy Lender’s then applicable criteria for a single purpose bankruptcy remote entity;

(c)	Experience. Lender’s reasonable determination that the proposed purchaser possesses satisfactory recent experience in the ownership and operation of properties similar to the Property;

(d)	Impounds. Lender’s receipt of such new or increased Impounds as Lender may reasonably require, including, without limitation, new or increased Impounds for taxes, insurance, tenant improvements and leasing commissions, capital improvements and capital expenditures, and the amendment of the Loan Documents to require the purchaser to make monthly deposits of such new or increased Impounds for such purposes thereafter;

(e)	Documents and Instruments. Lender’s receipt of such fully executed documents and instruments as Lender shall reasonably require, in form and content reasonably satisfactory to Lender, including, without limitation, (i) an assumption agreement under which the purchaser assumes all obligations and liabilities of Borrower under this Agreement and the other Loan Documents and agrees to such amendments to the Loan Documents as Lender may reasonably require in order to reflect the change in the borrowing entity and principals and any new or increased Impounds, and (ii) a consent to the sale or exchange by each existing Guarantor and a reaffirmation of each Guarantor’s obligations and liabilities under each guaranty or the execution of new guaranties by new guarantors satisfactory to Lender in its reasonable discretion,

(f)	Opinions. The purchaser shall furnish an opinion of counsel reasonably satisfactory to Lender and its counsel (i) that the assumption of the Loan has been duly authorized, executed and delivered, and that the Note, the assumption agreement and the other Loan Documents are valid, binding and enforceable against the purchaser in accordance with their terms, (ii) that purchaser, any member or general partner of the purchaser (including any SPE Party), and any additional signatory of the purchaser have been duly formed or organized and are in existence and good standing, and (iii) with respect to such other matters as Lender may reasonably request, and if required in connection with the original Loan, a bankruptcy non-consolidation opinion with respect to the purchaser, its equity owners, Guarantor and such other parties as Lender may require, substantially in the form as executed at closing of the original Loan;

(g)	Title Insurance. If required by Lender, delivery to Lender of evidence of title insurance reasonably satisfactory to Lender insuring Lender that the lien of the Mortgage and the priority thereof will not be impaired or affected by reason of such sale or exchange of the Property;

(h)	Assumption Fee. Payment to Lender of an assumption fee equal to one half of one percent (0.5%) of the then outstanding principal balance of the Note, but not less than Fifteen Thousand and No/100 Dollars ($15,000);

(i)	Costs and Expenses. Payment to Lender of any and all reasonable costs and expenses paid or incurred by Lender in connection with any request for a sale or exchange, including, without limitation, all in-house or outside counsel attorneys’ fees, title insurance fees, lien and tax search fees, appraisal fees, inspection fees, and environmental consultant’s fees and any fees or charges of the applicable Rating Agencies;

(j)	No Downgrade. If required by Lender and with Lender’s assistance, delivery to Lender of written evidence from the Rating Agencies that such sale or exchange will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to the sale or exchange for any securities issued in connection with the securitization of the Loan which are then outstanding; and

(k)	No Adverse REMIC Event. If required by Lender, delivery to Lender of an opinion of tax counsel, in form and content and issued by tax counsel satisfactory to Lender’s counsel, that such sale or exchange shall not (a) constitute a “significant modification” of the Loan within the meaning of Treasury Regulation Section 1.860G-2(b) or (b) cause the Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code.

Lender shall fully release Borrower and each existing Guarantor from any further obligation or liability to Lender under this Agreement and the other Loan Documents upon the assumption by the purchaser and each new guarantor of all of Borrower’s and each Guarantor’s obligations and liabilities hereunder and under the Loan Documents and the satisfaction of all other conditions precedent to a sale or exchange in accordance with the provisions of this Article 14.

Notwithstanding the foregoing or anything herein to the contrary, Borrower may not exercise its rights pursuant to this Article 14 during the period that commences on the date that is sixty (60) days prior to the date of any intended securitization of the Loan and ending on the date that is sixty (60) days after the date of such securitization of the Loan.

ARTICLE 15. DUE ON SALE/ENCUMBRANCE

15.1	DUE ON SALE/ENCUMBRANCE.

(a)	Definitions. The following terms shall have the meanings indicated:

“Restricted Party” shall mean each of (i) Borrower, (ii) SPE Party, (iii) Guarantor, and (iv) any shareholder, partner, member or non-member manager, or any direct legal or beneficial owner of Borrower, SPE Party or Guarantor.

“Transfer” shall mean any sale, installment sale, exchange, mortgage, pledge, hypothecation, assignment, encumbrance or other transfer, conveyance or disposition, whether voluntarily, involuntarily or by operation of law or otherwise (but excluding Leases).

(b)	Property Transfers.

(i)	Prohibited Property Transfers. Except as otherwise permitted in this Agreement, Borrower shall not cause or permit any Transfer of all or any part of or any direct or indirect legal or beneficial interest in the Property or the Collateral (collectively, a “Prohibited Property Transfer”), including, without limitation, (A) a Lease of all or a material part of the Property for any purpose other than actual occupancy by a space tenant; and (B) the Transfer of all or any part of Borrower’s right, title and interest in and to any Leases or Payments.

(ii)	Permitted Property Transfers. Notwithstanding the foregoing, none of the following Transfers shall be deemed to be a Prohibited Property Transfer: (A) a Transfer which is expressly permitted under this Agreement; (B) a Lease which is permitted under the terms of the Loan Documents; and (C) the sale of inventory in the ordinary course of business.

(c)	Equity Transfers.

(i)	Prohibited Equity Transfers. Except as may be permitted under this Agreement, Borrower shall not cause or permit any Transfer of any direct or indirect legal or beneficial interest in a Restricted Party (collectively, a “Prohibited Equity Transfer”), including without limitation, (A) if a Restricted Party is a corporation, any merger, consolidation or other Transfer of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (B) if a Restricted Party is a limited partnership, limited liability partnership, general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Transfer of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (C) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Transfer of a non-managing membership interest or the creation or issuance of new non-managing membership interests; or (D) if a Restricted Party is a trust, any merger, consolidation or other Transfer of any legal or beneficial interest in such Restricted Party or the creation or issuance of new legal or beneficial interests.

(ii)	Permitted Equity Transfers. Notwithstanding the foregoing or any other provision hereunder to the contrary, the following equity or property transfers shall be permitted and shall not be deemed Prohibited Equity Transfers (and each shall be permitted hereunder without the consent of Lender or the payment of any assumption fee), provided, (x) any of the applicable conditions set forth in this Section 15.1(c)(ii) are complied with by Borrower, (y) Borrower pays all of Lender’s reasonable out of pocket costs and expenses in connection therewith and (z) in the event the transfer of any direct or indirect equity ownership in any Restricted Party that results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the direct or indirect equity ownership interests in Borrower or in SPE Party, such transfers, if otherwise permitted hereunder, shall also be conditioned upon delivery to Lender of a new non-consolidation opinion addressing such transfer, if a non-consolidation opinion was required in connection with the closing of the Loan:

(A) a sale, transfer or assignment (each, a “Transfer”) by holders of direct or indirect interests in Borrower (each an “Interest Holder”) as of the Disbursement Date (including, without limitation, those interests held, directly or indirectly, by Industrial Income Trust Inc. (“IIT”) or Industrial Income Operating Partnership LP (“IIOP”) to another person or entity who is not an Interest Holder, provided, however, that (i) after taking into account any prior Transfers pursuant to this sentence, whether to the proposed transferee or otherwise, no such Transfer (or series of Transfers) shall result in a change of Control (as defined in clause (i) and (ii) in the definition of

Control, but for purposes of this clause (A) only, the percentage interest in clause (i) of the definition of Control shall be twenty percent (20%) of Borrower or the day to day operations of the Property, (ii) Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer reasonably requested by Lender, not less than thirty (30) days after the date of such Transfer; and (iii) no Default shall have occurred and is continuing;

(B) any Transfer, sale, assignment or issuance, from time to time, of (i) any securities in IIT, or (ii) any operating partnership units in IIOP, provided, however, that IIT and IIOP shall continue to (x) Control (as defined in clause (ii) in the definition of Control) directly or indirectly, the Borrower and the day to day operations of the Property on the date of such Transfer and (y) own, directly or indirectly, at least 25% of all equity interests in Borrower;

(C)(i) any Transfer, sale, assignment, or issuance from time to time, of the shares of stock or assets in IIT or IIOP, (ii) any Transfer by operation of law resulting from the merger, consolidation, or non-bankruptcy reorganization, of IIT or IIOP, (iii) the listing of the securities in IIT or IIOP on a national securities exchange, (iv) the conversion of IIT or IIOP, or any subsidiary thereof, into an “open end fund”, or (v) the transfer of the Property from Borrower to an affiliate of Borrower that is owned and controlled in substantially the same manner as Borrower is owned and controlled on the Disbursement Date and with the equivalent or better financial condition than that of Borrower (“Affiliate Transferee”) provided that (x) the organizational documents of the Affiliate Transferee are substantially similar to the organizational documents of Borrower and (y) the Affiliate Transferee executes assumption documentation reasonably required by Lender (it being understood and agreed that no assumption fee shall be payable in connection with any such assumption); provided, however, that, to the extent that any Transfer under subsections (i) or (ii) above, results in a change in Control of IIT or IIOP, as applicable, then Borrower must satisfy each of the applicable conditions relating to an assumption of the Loan by a new transferee pursuant to the applicable section within the Loan Agreement; and

(D) subject to clause (C) above, a sale, issuance or Transfer of shares or other securities of IIT or any of its affiliates, which are listed on any national securities exchange.

ARTICLE 16. MISCELLANEOUS PROVISIONS

16.1	FORM OF DOCUMENTS.

The form and substance of all documents, instruments, and forms of evidence to be delivered to Lender under the terms of this Agreement and any of the other Loan Documents shall (unless expressly set forth to the contrary) be subject to Lender’s approval as more particularly set forth hereunder and under the other Loan Documents and shall not be modified, superseded or terminated in any respect without Lender’s prior written approval.

16.2	NO THIRD PARTIES BENEFITED.

No Person other than Lender and Borrower (and Guarantor with respect to the Guaranty) and their respective permitted successors and assigns shall have any right of action under any of the Loan Documents.

16.3	NOTICES.

All notices, demands, or other communications under this Agreement and the other Loan Documents shall be in writing and shall be delivered to the appropriate party at the address set forth on the signature page of this Agreement (subject to change from time to time by written notice to all other parties to this Agreement). All notices, demands or other communications shall be considered as properly given if delivered personally or sent by certified mail, return receipt requested, or by overnight express mail or by overnight commercial courier service, charges prepaid. Notices so sent shall be effective upon receipt; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

16.4	ONGOING CREDIT AUTHORIZATION.

Borrower grants authorization to Lender to perform credit investigation on Borrower, Guarantor and other Affiliates of Borrower from time to time over the term of the Loan at Lender’s expense.

16.5	ATTORNEY-IN-FACT.

Borrower hereby irrevocably appoints and authorizes Lender, as Borrower’s attorney-in-fact, after the occurrence and during the continuance of a Default, which agency is coupled with an interest, to execute and/or record at any time hereafter and during the term of the Loan in Lender’s or Borrower’s name any notices, instruments or documents that Lender reasonably deems necessary to protect or otherwise perfect Lender’s interest under any of the Loan Documents.

16.6	ACTIONS.

Borrower agrees that Lender, in exercising the rights, duties or liabilities of Lender or Borrower under the Loan Documents, may (upon prior consultation with Borrower) commence, appear in or defend any action or proceeding which is reasonably likely to have a Material Adverse Effect on the Property or the Loan Documents, and Borrower shall reimburse Lender upon demand for all such reasonable expenses so incurred or paid by Lender, including, without limitation, reasonable attorneys’ fees and expenses and court costs; provided that Section 16.10 shall apply with respect to disputes between Lender and Borrower.

16.7	RIGHT OF CONTEST.

Borrower may contest in good faith any claim, demand, levy or assessment by any Person other than Lender which would constitute a Default if: (a) Borrower pursues the contest diligently, in a manner which Lender determines (in its reasonable discretion) is not prejudicial to Lender, and does not impair in any material respect the rights of Lender under any of the Loan Documents; and (b) Borrower deposits with Lender any funds or other forms of assurance (which may include funds then held as Impounds, as determined in Lender’s reasonable discretion) which Lender in good faith determines from time to time appropriate to protect Lender from the consequences of the contest being unsuccessful. Borrower’s compliance with this Section shall operate to prevent such claim, demand, levy or assessment from becoming a Default.

16.8	RELATIONSHIP OF PARTIES.

The relationship of Borrower and Lender under the Loan Documents is, and shall at all times remain, solely that of borrower and lender, and Lender neither undertakes nor assumes any responsibility or duty to Borrower or to any third party with respect to the Property, except as expressly provided in this Agreement and the other Loan Documents.

16.9	DELAY OUTSIDE LENDER’S CONTROL.

Lender shall not be liable in any way to Borrower or any third party for Lender’s failure to perform or delay in performing under the Loan Documents (and Lender may suspend or terminate all or any portion of Lender’s obligations under the Loan Documents) if such failure to perform or delay in performing results directly or indirectly from, or is based upon, the action, inaction, or purported action, of any governmental or local authority, or because of war, rebellion, insurrection, strike, lockout, boycott or blockade (whether presently in effect, announced or in the sole judgment of Lender deemed probable), or from any act of God or other cause or event beyond Lender’s control, provided that Lender provides prompt written notice of any such aforementioned event to Borrower. The limitation on Lender’s liability under this Section 16.9 shall be effective only during the continuance of any such aforementioned event.

16.10	ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT.

If any attorney is engaged by Lender to enforce or defend, against Borrower, any SPE Party, Guarantor or any of their Affiliates, agents or representatives, any provision of this Agreement and/or any of the other Loan Documents, or as a consequence of any Default under the Loan Documents, with or without the filing of any legal action or proceeding, and including, without limitation, any reasonable fees and expenses incurred in connection with any “work-out” of the Loan or bankruptcy proceeding of Borrower, then Borrower shall pay to Lender, upon demand, the amount of all reasonable costs and expenses incurred by Lender in connection therewith (including reasonable attorneys’ fees and any then reasonable and customary loan servicing and/or special servicing fees applicable to the Loan (including, without limitation any reasonable “work-out” and/or liquidation fees)), together with interest thereon from the date of such demand until paid at the Default Rate; provided that, if any action is commenced in connection with any of the foregoing, the party who is determined to be the prevailing party in such action shall be entitled to be paid, and the non-prevailing party shall pay to the prevailing party, all reasonable attorneys’ fees and interest thereon as noted above as fixed by the court. As used herein the term “prevailing party” shall mean the party which obtains the principal relief it has sought, whether by compromise settlement or judgment. If the party which commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.

16.11	IMMEDIATELY AVAILABLE FUNDS.

Unless otherwise expressly provided for in this Agreement, all amounts payable by Borrower to Lender shall be payable only in United States currency in immediately available funds.

16.12	LOAN SALES AND LOAN PARTICIPATIONS; DISCLOSURE OF INFORMATION.

Borrower hereby acknowledges that Lender may in one or more transactions (a) sell or securitize the Loan or portions thereof in one or more transactions through the issuance of securities, which securities may be rated by the Rating Agencies, (b) sell or otherwise transfer the Loan or any portion thereof one or more times (including selling or assigning its duties, rights or obligations hereunder or under any Loan Document in whole, or in part, to a servicer and/or a trustee), (c) sell participation interests in the Loan one or more times (d) re-securitize the securities issued in connection with any securitization, and/or (e) further divide the Loan into two or more separate notes, including senior and junior notes, or components (the transactions referred to in clauses (a) through (e) above, each a “Secondary Market Transaction” and collectively “Secondary Market Transactions”). With respect to any Secondary Market Transaction described in clause (e) above, (i) such notes and note components may be assigned different principal amounts and interest rates, so long as (x) at all times prior to a Default, the weighted average of the interest rates payable under the Loan and such component notes(s), equals the Interest Rate as of the closing of the Loan and (y) immediately after the effective date of such modification, the aggregate amount of the outstanding principal balance under such component notes equals the outstanding principal balance of the Loan immediately prior to such modification, and (ii) Borrower, at Lender’s cost and expense, agrees to execute and deliver to Lender such non-material amendments to the Loan Documents, title insurance endorsements, legal opinions and other customary loan documentation as Lender may reasonably require in connection therewith, provided that no such amendments or documents shall (1) increase any of the obligations, or reduce any of the rights, of Borrower or Guarantor under the Loan Documents, (2) increase any costs or expenses payable by Borrower or Guarantor under the Loan Documents or (3) reduce any of the obligations, or increase any of the rights, of Lender under the Loan Documents. Provided that all such recipients of any such documentation or information keep the same confidential (except that, in the case of a public securitization, information may be disclosed to the extent required by federal securities laws), Lender may disseminate to any actual or potential purchasers, assignees or participants (and to any investment banking firms, rating agencies, accounting firms, law firms and other third party advisory firms and investors involved with the Loan and the Loan Documents or the applicable sale, assignment, participation, securitization, or other secondary market transaction) all documents and financial and other information then possessed by or known to Lender with respect to: (a) the Property and its operation; and (b) Borrower, any constituent partner or member of Borrower, any guarantor and any non-borrower trustor. Borrower shall (at Lender’s sole cost and expense), within fifteen (15) days after request by Lender; (a)

deliver to Lender such information and documents relating to Borrower, the Property and its operation and any party connected with the Loan as Lender or any Rating Agency may reasonably request; (b) deliver to Lender an estoppel certificate for the benefit of Lender and any other party designated by Lender verifying the status and terms of the Loan, in form and content reasonably satisfactory to Lender; (c) enter into such amendments to the Loan Documents as may be requested in order to facilitate any such sale, assignment, participation, securitization, or other secondary market transaction, provided that no such amendments or documents shall (1) increase any of the obligations, or reduce any of the rights, of Borrower or Guarantor under the Loan Documents, (2) increase any costs or expenses payable by Borrower or Guarantor under the Loan Documents or (3) reduce any of the obligations, or increase any of the rights, of Lender under the Loan Documents; (d) enter into such amendments to the organizational documents of Borrower as Lender or any Rating Agency may reasonably request to preserve or enhance Borrower’s special-purpose bankruptcy-remote status; (e) cooperate with obtaining ratings from no more than three (3) Rating Agencies; and (f) provide opinions of counsel, which may be relied on by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, matters of Delaware and federal bankruptcy law relating to Delaware limited liability companies and true sale or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies, including a 10b-5 opinion, with respect to the Loan, the Property, the Borrower and Guarantor, which counsel and opinions shall be reasonably satisfactory in form and substance to Lender and the Rating Agencies. All of the foregoing shall be at no cost to Borrower provided no Default is continuing. Lender hereby agrees that any sale or participation (other than a Securitization) of all or any part of the Loan shall be made only to a Qualified Transferee.

In connection with any Secondary Market Transaction, at the election of Lender (which such election may be made in its sole discretion), (i) Lender may assign and/or transfer and deliver all or any portion of its rights and/or interests in, to and/or under the Loan and in and to the Property (such rights and/or interests, collectively, the “Transferred Rights”) and the assignee thereof shall thereupon become vested with all such Transferred Rights, (ii) any liabilities and/or obligations of Lender to any other party (including, without limitation, Borrower) with respect to such Transferred Rights shall also be transferred and vest in the assignee holding such Transferred Rights, (iii) any transferor of such Transferred Rights shall automatically be relieved and released of any liabilities and/or obligations related thereto upon such transfer and Borrower hereby releases any such transferor with respect to the same, (iv) the liabilities and obligations under the Loan and Loan Documents of the Lender parties shall be several and not joint, (v) the Lender parties shall only be responsible to Borrower for their respective proportionate shares of the liabilities and obligations under the Loan and no Lender Party shall be responsible for the obligations or liabilities of any other Lender Party under the Loan or Loan Documents, (vi) if applicable, Wells shall act as sole administrative agent, bookrunner and arranger for such of the Lender parties as Lender may designate (such administrative agent, together with its successors and assigns, the “Agent”) under such terms and conditions as Lender may designate (which such terms and conditions may include, without limitation, (A) such rights, duties, authorities and obligations of the Lender under the Loan and Loan Documents that may be delegated to Agent, (B) the limitations of Agent’s liability to Borrower and the Lender and (C) the terms and conditions under which Agent may act on behalf of the Lender parties and the terms and conditions under which Agent may be removed, may resign and/or be replaced), and/or (vii) Agent and the Lender parties may enter into such intercreditor arrangements, cross-indemnities, waivers and other agreements among Agent and the Lender parties with respect to the Loan, the Loan Documents and each Secondary Market Transaction as Agent and the Lender parties may determine in their discretion (subject to the limitations contained in subsection (c)(vi) hereof).

16.13	LENDER’S AGENTS.

Lender may designate an agent or independent contractor to exercise any of Lender’s rights under this Agreement and any of the other Loan Documents. Any reference to Lender in any of the Loan Documents shall include Lender’s agents, employees or independent contractors. Borrower shall pay the actual, reasonable costs of such agent or independent contractor either directly to such Person or to Lender in reimbursement of such costs, as applicable.

16.14	AUTHORIZATION TO FILE FINANCING STATEMENTS.

Borrower hereby authorizes Lender to file at any time on or after the date hereof, appropriate uniform commercial code financing statements in such jurisdictions and offices as Lender deems necessary or appropriate in connection with the anticipated perfection of a security interest in any and all personal property part of the Collateral as same relate to the Property. If for any reason the Loan is not consummated or upon Borrower’s payment in full of the Loan, Lender will cause the termination of such financing statements upon Lender’s receipt of written request from Borrower.

16.15	TAX SERVICE.

Lender is authorized to secure a tax service contract with a third party vendor which shall provide tax information on the Property satisfactory to Lender. Borrower shall pay any reasonable fees associated with procuring such tax service contract in connection with the closing of the Loan, but not in connection with any subsequent tax service contracts obtained by Lender.

16.16	ADVERTISING.

In connection with the Loan, Borrower hereby agrees that Lender and its affiliated entities may publicly identify details of the Loan in their respective advertising and public communications of all kinds, including, but not limited to, press releases, direct mail, newspapers, magazines, journals, e-mail or Internet advertising or communications. Such details may include the name of the Property, address of the Property, the Loan amount, the date of the closing and a description of the size/location of the Property. Subject to the prior approval of Lender (except in the case of disclosures required under applicable laws or regulations), Lender hereby agrees that Borrower and its affiliated entities may publicly identify details of the Loan in their respective advertising and public communications of all kinds, including, but not limited to, press releases, direct mail, newspapers, magazines, journals, e-mail or Internet advertising or communications. Such details disclosed by Borrower may include only the name of the Property, address of the Property, the Loan amount (but not the Note Rate), the date of the closing and a description of the size/location of the Property.

16.17	COMMERCIAL LOAN.

Borrower warrants that the Loan evidenced by this Agreement, the Note and the other Loan Documents is being made solely to acquire or carry on a business or commercial enterprise, and/or Borrower is a business or commercial organization. Borrower further warrants that all of the proceeds of this Agreement, the Note and the other Loan Documents shall be used for commercial purposes and stipulates that the Loan evidenced by this Agreement, the Note and the other Loan Documents shall be construed for all purposes as a commercial loan, and is made for other than personal, family or household purposes.

16.18	DISBURSEMENT OF LOAN PROCEEDS; LIMITATION OF LIABILITY.

Borrower authorizes Lender to disburse the proceeds of the Loan, after deducting any and all fees owed by Borrower to Lender in connection with the Loan, to the Title Company. With respect to such disbursement, Borrower understands and agrees that Lender does not accept responsibility for errors, acts or omissions of others, including, without limitation, the escrow company, other banks, communications carriers or clearinghouses through which the transfer of Loan proceeds may be made or through which Lender receives or transmits information, and no such entity shall be deemed Lender’s agent. As a consequence, Lender shall not be liable to Borrower for any actual (whether direct or indirect), consequential or punitive damages which may arise with respect to the disbursement of Loan proceeds (other than as a result of the gross negligence or willful misconduct of Lender), whether or not (a) any claim for such damages is based on tort or contract, or (b) either Lender or Borrower knew or should have known of the likelihood of such damages in any situation.

16.19	SEVERABILITY.

If any provision or obligation under this Agreement and the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from the Loan Documents and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of the Loan Documents, provided, however, that if the rate of interest or any other amount payable under the Note or this Agreement or any other Loan Document, or the right of collectability therefor, are declared to be or become invalid, illegal or unenforceable, Lender’s obligations to make advances under the Loan Documents shall not be enforceable by Borrower.

16.20	INTENTIONALLY OMITTED.

16.21	HEADINGS.

All article, section or other headings appearing in this Agreement and any of the other Loan Documents are for convenience of reference only and shall be disregarded in construing this Agreement and any of the other Loan Documents.

16.22	SUCCESSORS AND ASSIGNS; JOINT AND SEVERAL LIABILITY.

If Borrower consists of more than one Person, the obligations and liabilities of each such Person hereunder shall be joint and several. Except as otherwise expressly provided under the terms and conditions of this Agreement, the terms, covenants, and conditions contained herein and in the other Loan Documents shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto and thereto.

16.23	GOVERNING LAW; JURISDICTION.

(a)	THIS AGREEMENT AND THE LOAN, AS A WHOLE, WAS NEGOTIATED IN THE STATE OF NEW YORK AND THE LENDER HAS SUBSTANTIAL BUSINESS OPERATIONS IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)	ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH OF LENDER AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

16.24	WAIVER OF RIGHT TO TRIAL BY JURY.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE LOAN DOCUMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

16.25	INTEGRATION; INTERPRETATION.

The Loan Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents shall not be modified, except by written instrument executed by all parties. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by the parties hereto in writing.

16.26	COUNTERPARTS.

To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document.

16.27	AMENDMENTS.

Notwithstanding any provision of any other Loan Document (including without limitation the Note), in no event can any Loan Document be amended, extended, supplemented or otherwise modified, in whole or in part, except pursuant to a written agreement executed by Lender and any other party who has executed such Loan Document.

16.28	CONSENTS AND APPROVALS; CONSTRUCTION.

Wherever Lender’s consent, approval, acceptance or satisfaction is required under any provision of this Agreement or any of the other Loan Documents, such consent, approval, acceptance or satisfaction shall be in Lender’s sole discretion except as may be otherwise expressly and specifically provided herein.

16.29	BRING DOWN OF REPRESENTATIONS; SURVIVAL OF WARRANTIES; CUMULATIVE.

Borrower hereby covenants and agrees to execute and deliver, at such time and from time to time, as required by Lender, such agreements, documents, instruments, estoppels, consents or certificates as Lender may, from time to time, reasonably request, including certificates reaffirming the representations and covenants of Borrower hereunder as if made on the date of any such reaffirmation. All representations and warranties contained in this Agreement and in any of the other Loan Documents shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of such compliance certificate (subject to the terms of Section 5.1(w) hereof), and each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.

16.30	INTENTIONALLY OMITTED.

16.31	INTENTIONALLY OMITTED.

16.32	INTENTIONALLY OMITTED.

16.33	EXHIBITS; SCHEDULES.

All exhibits and schedules attached hereto and listed in the Table of Contents are fully incorporated herein by reference for all purposes.

16.34	CONFLICT.

In the event of any conflict between this Agreement and any of the other Loan Documents, the terms of this Agreement shall govern.

16.35	SECURITIZATION INDEMNIFICATION.

(a)	Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with a securitization of the Loan (the “Securitization”), including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the certificates, notes or other securities issued in connection with the Securitization, the Rating Agencies, and service providers relating to the Securitization.

(b)	Upon Lender’s request, Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such specific sections of the Disclosure Documents specified in writing by Lender, as specifically relating to Borrower, Borrower Affiliates, the Property, Manager, Guarantor and other aspects of the Loan (the “Specific Sections”), does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 16.35, Lender hereunder shall include its officers and directors), and any Affiliates of Lender that have filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate of Lender within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Lender or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact contained in the Specified Sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such Specified Sections in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Lender Group and/or the Underwriter Group for any reasonable and actual out of pocket legal or other expenses reasonably incurred by Lender, the Lender Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above and under Section 16.35(c) below only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made in the Specified Sections in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, and operating statements and rent rolls with respect to the Property provided by Borrower. The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided. The aforesaid indemnity will be in addition to any liability which Borrower may otherwise have.

(c)

In connection with Exchange Act Filings, Borrower shall (subject to the proviso in Section 16.35(b)(ii)(C)) (i) indemnify Lender, the Lender Group and the Underwriter Group for Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Specified Sections of the Disclosure Document a material fact required to be stated in the Specified Sections of the Disclosure Document in order to make the statements in the Specified Sections of the

Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Lender Group or the Underwriter Group for any reasonable and actual out of pocket legal or other expenses reasonably incurred by Lender, the Lender Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(d)	Promptly after receipt by an indemnified party under this Section 16.35 of notice of a claim and/or the commencement of any action relating to an indemnified Liability, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 16.35, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any claim or action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 16.35, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party(ies) shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e)	In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 16.35(b) or (c) hereof is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 16.35(b) or (c) hereof, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Lenders’ and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)	The liabilities and obligations of both Borrower and Lender under this Section 16.35 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(g)

If, at the time one or more Disclosure Documents are being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor for purposes of such Securitization, Borrower shall furnish (or cause to be furnished) to Lender upon request (i) the selected financial data or, if applicable, net operating income, described in Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the

Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan (or portion of the Loan included in such Securitization) and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in such Securitization or (ii) the financial statements described in Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan (or portion of the Loan included in such Securitization) together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan (or apportion of the Loan included in such Securitization) and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within thirty (30) days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than sixty (60) days after the end of each fiscal quarter of Borrower and (C) not later than one hundred twenty (120) Business Days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which an Exchange Act Filing is not required. If reasonably requested by Lender, and to the extent available to Borrower and not prohibited by any applicable lease, other agreement or order, Borrower shall furnish to Lender financial data and/or financial statements for any tenant of any of the Properties if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor.

(h)	All financial data and financial statements provided by Borrower hereunder pursuant to Sections 16.35(g) and (h) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation AB and other applicable legal requirements. All annual financial statements referred to in Section 16.35(g) above shall be audited by independent accountants of Borrower (which accountants shall be acceptable to Lender) in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance reasonably acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and financial statements (audited or unaudited) provided by Borrower under Section 16.35(g) shall be accompanied by an Officer’s Certificate stating that such financial statements meet the requirements set forth in the first sentence of this Section 16.35(h).

(i)	If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing.

(j)

In the event Lender reasonably determines, in connection with a Securitization, that the financial data and financial statements and (if applicable) related accountants’ reports and consents required in order to comply with Regulation AB or any amendment, modification or replacement of Regulation AB or with other legal requirements are other than as provided herein, then notwithstanding the provisions of Section 16.35(g) and (h), Lender may request, and Borrower shall promptly provide, such other financial statements and (if applicable) related accountants’ reports and consents as Lender reasonably determines to be necessary or appropriate for such compliance with applicable law.

(k)	Borrower shall indemnify the Lender and its officers, directors, partners, employees, representatives, agents and Affiliates against any Liabilities to which Lender and each of its officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact in any information provided by Borrower to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

16.36	BORROWER WAIVERS.

With respect to any waivers given by Borrower under this Agreement and other Loan Documents, Borrower acknowledges that: (a) the obligations undertaken by Borrower under and pursuant to this Agreement and the Loan Documents are complex in nature, (b) Borrower’s waivers variously involve rights that may otherwise be available to Borrower or for its benefit, (c) as part of Lender’s consideration for entering into this transaction, Lender has specifically bargained for Borrower’s waivers and the relinquishment by Borrower of those rights so waived, and (d) Borrower has had the opportunity to seek and receive legal advice from skilled legal counsel in the area of financial transactions of the type reflected in this Agreement and the Loan Documents. Based on the foregoing facts, Borrower represents and confirms to Lender that Borrower is fully informed regarding, and that Borrower does thoroughly understand the following: (i) the nature of its waivers and rights it has waived, (ii) the circumstances under which those rights may arise, (iii) the benefits which those rights might otherwise confer upon Borrower, and (iv) the legal consequences to Borrower of waiving those rights. Borrower acknowledges that Borrower has entered into this Agreement and the other Loan Documents and both undertaken Borrower’s obligations hereunder and thereunder and given its waivers with the intent that all such waivers shall be fully enforceable by Lender, and that Lender has been induced to enter into this transaction in material reliance upon the presumed full enforceability thereof.

16.37	REMEDIES OF BORROWER.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by applicable law or under this Agreement, the Mortgage, the Note and the other Loan Documents, Lender or such agent, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

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THIS AGREEMENT IS EXECUTED by Lender and Borrower as of the date appearing on the first page hereof.

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION			Lender’s Address:

By:	/s/ Sandy Vergano
	Name:	Sandy Vergano	WELLS FARGO BANK, NATIONAL ASSOCIATION
	Title:	Director	Loan Administration

Wells Fargo Center

Commercial Mortgage Servicing

1901 Harrison Street, 2nd Floor

Mac A0227-020

Oakland, California 94612

Attention: Commercial Mortgage Servicing

Loan No.: 31-0909757

with a copy to counsel:

Cadwalader, Wickersham & Taft LLP

227 West Trade Street

Charlotte, North Carolina 28202

Attention: James P. Carroll, Esq.

[Signatures continue on the following page]

THIS AGREEMENT IS EXECUTED by Lender and Borrower as of the date appearing on the first page hereof.

BORROWER:			Borrower’s Address:

IIT BALTIMORE – BRANDON WOODS I LLC, a Delaware limited liability company			c/o Industrial Income Operating Partnership LP 518 17th Street Suite 1700 Denver, CO 80202 Phone: (303) 645 4500 Fax: (303 577 9797 Attention: Lainie Minnick and General Counsel

By:	/s/ Andrea Karp		with a copy to counsel:
	Name:	Andrea Karp
	Title:	SVP	Greenberg Traurig, LLP 200 Park Avenue New York, New York 10166

Attention: Robert J. Ivanhoe, Esq.